     As filed with the Securities and Exchange Commission on May 26, 1998
                                                  Registration No. 333-_______
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                             REGISTRATION STATEMENT
                                    ON FORM
                                      SB-2
                       UNDER THE SECURITIES ACT OF 1933

                       SALIVA DIAGNOSTIC SYSTEMS, INC.
--------------------------------------------------------------------------------
         (Name of Small Business Issuer as Specified in its Charter)

                                   Delaware
--------------------------------------------------------------------------------
                           (State of Incorporation)

                                     3841
--------------------------------------------------------------------------------
           (Primary Standard Industrial Classification Code Number)

                                 91-154-9305
--------------------------------------------------------------------------------
                   (I.R.S. Employer Identification Number)

                             11719 NE 95th Street
                         Vancouver, Washington 98682
                                (360) 696-4800
--------------------------------------------------------------------------------
  (Address and telephone number of registrant's principal executive office)
                       and principal place of business)

                       Kenneth J. McLachlan, President
                       Saliva Diagnostic Systems, Inc.
                             11719 NE 95th Street
                         Vancouver, Washington 98682
                                (360) 696-4800
--------------------------------------------------------------------------------
          (Name, address and telephone number of agent for service)

                 Please send a copy of all communications to:

                                LaDawn Naegle
                                Bryan Cave LLP
                            700 13th Street, N.W.
                             Washington, DC 20005
                                (202) 508-6046

      Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ X ]

      If this form is registering additional securities pursuant to Rule 462(b) under the Securities Act please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. [ ]

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434 please check the following box. [ ]

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                       CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------

                                          Proposed             Proposed
Title of each                             maximum              maximum
class of securities    Amount to be       offering price per   aggregate             Amount of
to be registered       registered         unit (1)             offering price (1)    registration fee
--------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per
share                  6,896,623 shares        $0.285           $1,965,538           $579.83
--------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c), based upon the average of the closing bid and ask prices for the Common Stock of $0.285 on May 18, 1998, as reported by the OTC Bulletin Board.

                                   PROSPECTUS
                         SALIVA DIAGNOSTIC SYSTEMS, INC.
                        6,896,623 SHARES OF COMMON STOCK

      Saliva Diagnostic Systems, Inc. (the "Company") is registering for resale up to 6,896,623 shares (the "Shares") of its common stock, $.01 par value (the "Common Stock"), which include (i) 2,051,277 shares which have been and will be issued in accordance with the terms of a Common Stock Subscription Agreement dated June 30, 1997 by and between the Company and The Tail Wind Fund Ltd. ("Tail Wind") (the "Tail Wind Subscription Agreement"); (ii) 2,220,000 shares which have been issued in accordance with the terms of a Common Stock Subscription Agreement dated June 30, 1997 by and among the Company and certain other investors (the "Investors"); (iii) 2,285,714 shares which have been issued in accordance with the terms of a Common Stock Subscription Agreement dated as of August 22, 1997 by and between the Company and an additional Investor; (iv) 100,000 shares which may be issued upon the exercise of warrants granted to Tail Wind (the "Tail Wind Warrants"); (v) 194,632 shares which may be issued upon the exercise of warrants granted to Grayson & Associates, Inc. (the "Grayson Warrants"); and (vi) 45,000 shares which were issued upon the exercise of certain warrants. All of the Common Stock offered hereby is being offered for the account of certain shareholders of the Company which acquired their securities in private placements conducted by the Company. See "Selling Shareholders." Additional shares that may become issuable as a result of the anti-dilution provisions of the Tail Wind Warrants and the Grayson Warrants are offered hereby pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"). The Company will not receive any of the proceeds from the sale of the Common Stock being offered hereby (the "Offering"), but will receive the exercise price payable upon the exercise of the Tail Wind Warrants and the Grayson Warrants. There can be no assurance that all or any part of the Tail Wind Warrants or the Grayson Warrants will be exercised or that they will be exercised for cash.

      The Shares may be sold from time to time in transactions (which may include block transactions) on the OTC Bulletin Board or in the pink sheets at the market prices then prevailing. Sales of the Shares may also be made through negotiated transactions or otherwise. The Selling Shareholders and the brokers and dealers through which the sales of the Shares may be made may be deemed to be "underwriters" within the meaning set forth in the Securities Act, and their commissions and discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

      THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 5.

                      -------------------------------------
      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       -------------------------------------

                                   Price to Public(1)           Proceeds to Selling Shareholders(1)(2)
                                   ------------------           --------------------------------------
Per Share of Common Stock           $.285                       $.285

Total(3)                            $1,965,538                  $1,965,538

(1) Estimated based upon the average of the closing bid and ask prices for the Common Stock on May 18, 1998, as reported on the OTC Bulletin Board.
(2) Excludes regular brokerage commissions and other expenses, including expenses of counsel in excess of $10,000, if any, for Tail Wind and the Investors, which will be paid by Tail Wind and the Investors, respectively. The other expenses of the Offering are estimated to be approximately $23,900, all of which will be paid by the Company.
(3) Assumes all Shares registered will be issued to the Selling Shareholders and will be sold in this Offering.

                       -------------------------------------
                    The date of this Prospectus is May __, 1998

                            AVAILABLE INFORMATION

      The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and the Commission's regional offices at Room 1204, 219 South Dearborn Street, Chicago, Illinois 60604; Room 1028, 7 World Trade Center, New York, New York 10007; and Suite 500 East, 5757 Wilshire Boulevard, Los Angeles, California 90036. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. The Commission maintains an internet web site that contains reports, proxy statements and other materials filed electronically by the Company through the Commission's Electronic Data, Gathering, Analysis and Retrieval (EDGAR) system. This web site can be accessed at http://www.sec.gov.

      The Company has filed with the Commission a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits thereto. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained or incorporated by reference in the Registration Statement. For further information, reference is hereby made to the Registration Statement and exhibits thereto, copies of which may be inspected at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or obtained from the Commission at the same address at prescribed rates.

      The Company furnishes Annual Reports to the holders of its securities which contain financial information which have been examined and reported upon, with an opinion expressed by, its independent certified public accountants.

                              PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety.

                                 THE COMPANY

      Saliva Diagnostic Systems, Inc., a Delaware corporation (the "Company"), is primarily engaged in the development, manufacturing and marketing of rapid in vitro assays for use in the detection of infectious diseases and other conditions, proprietary specimen collection devices and other diagnostic devices. The Company has a limited operating history and has incurred significant operating losses to date.

      The Company has two categories of products: medical specimen collection devices and rapid antibody immunoassays. The Company's product, Omni-SAL(R), an on-site, easy-to-use medical collection device, utilizes saliva as a diagnostic tool to detect the presence of the HIV virus, other infectious diseases and tobacco use. Omni-SAL(R) is manufactured in the U.K. by a third party and distributed from SDS International, Ltd. to customers located outside the United States. The Company's other collection devices include Saliva-Sampler, which is used to collect saliva specimens, and Omni-Swab, a serrated cotton swab with an ejectable head, which can be used to collect various body fluids and cells, primarily for the purposes of DNA identification. See "The Company -- Products."

      The Company has developed rapid immunoassays for the detection of antibodies to selected pathogens, such as the HIV virus, and Helicobacter pylori, a bacteria linked to peptic ulcers and gastric cancer. The Company's immunoassays are designed to require only a few simple steps to use and to provide results in minutes. To date, the Company has developed three rapid HIV tests: Sero-Strip HIV, Hema-Strip HIV and Saliva-Strip HIV and a rapid H. pylori test: Stat-Simple. The Company has under development rapid tests for hepatitis and tuberculosis. See "The Company -- Products."

      The Company is currently marketing its medical specimen collection devices (Omni-SAL(R), Saliva-Sampler and Omni-Swab) in many countries and is currently marketing two of its three HIV rapid tests (Sero-Strip HIV and Hema-Strip HIV) outside the United States. These HIV rapid tests are not yet approved for marketing in the United States. See "The Company - Marketing, Sales and Distribution."

      The Company was incorporated in California in 1986 as E&J Systems, Inc. In January 1992 the Company merged with and into a Delaware corporation and changed its name to Saliva Diagnostic Systems, Inc. The Company completed an initial public offering of its common stock in March 1993. Unless otherwise indicated, all references to the Company include the Company and its wholly owned subsidiaries.

                                 THE OFFERING

Securities Offered                                  6,896,623 shares of Common Stock.
                                                    See "Description of Securities."

Risk Factors                                        The securities offered hereby
                                                    involve a high degree of risk and
                                                    should not be purchased by investors
                                                    who cannot afford the loss of their
                                                    entire investment.  See "Risk Factors."

                        SUMMARY FINANCIAL INFORMATION

      The summary financial information set forth below is derived from the financial statements appearing elsewhere in this Prospectus. Such information should be read in conjunction with such financial statements, including the notes thereto.

                                                          Balance Sheet Data
                                                          ------------------

                                     Three Months Ended    Three Months Ended       Year Ended         Year Ended
                                       March 31, 1998        March 31, 1997     December 31, 1997   December 31, 1996
                                     -------------------- --------------------- ------------------ -------------------
Total assets Total                      $ 1,903,689          $1,639,077            $1,639,077         $2,178,201
liabilities                             $ 2,017,820          $2,305,764            $2,305,764         $1,017,569
Shareholders' equity                    $(1,271,334)         $ (666,687)           $ (666,687)        $1,160,632


                                         Income Statement Data
                                         ---------------------

                      Three Months Ended    Three Months Ended       Year Ended         Year Ended
                        March 31, 1998        March 31, 1997     December 31, 1997   December 31, 1996
                      -------------------- --------------------- ------------------ -------------------
Total revenues               $ 197,578       $    227,034          $ 1,422,296        $   740,650
Net loss                     $(824,968)      $ (1,174,901)         $(6,612,212)       $(5,152,399)
Net loss per common          $   (0.04)      $      (0.05)         $     (0.27)       $     (0.26)
share
Number of common            30,423,590         22,040,784           24,894,900         20,100,000
shares used in per share
calculations

                                 RISK FACTORS

      The securities offered hereby are speculative and involve a high degree of risk, including, but not limited to, the risk factors described below. Each prospective investor should carefully consider the following risk factors inherent in and affecting the business of the Company and this offering before making an investment decision.

      1. Limited Operating History. Since July 1990, the Company has been engaged primarily in research and development activities focused on developing proprietary collection devices and rapid assays. To date, sales of the Company's products have been to a limited customer base. The Company has a limited operating history upon which an evaluation of the Company's prospects can be made. Such prospects must be considered in light of the risks, expenses and difficulties frequently encountered in the establishment of a new business in a continually evolving, heavily regulated industry, characterized by an increasing number of market entrants and intense competition, as well as the risks, expenses and difficulties encountered in the shift from development to commercialization of new products based on innovative technology. There can be no assurance that the Company will be able to implement successfully its marketing strategy, obtain necessary regulatory approval, generate increased revenues or ever achieve profitable operations.

      2. Significant Operating Losses; Accumulated Deficit; Explanatory Paragraph in Report of Independent Certified Public Accountants. The Company has incurred significant operating losses since its inception, resulting in an accumulated deficit of $28,526,458 and $21,914,246 at December 31, 1997 and December 31, 1996, respectively, and a shareholders' equity of $(666,687) and $1,160,632 at December 31, 1997 and December 31, 1996, respectively. The Company has incurred additional operating losses through the date of this Prospectus. Such losses are expected to continue for the foreseeable future and until such time, if ever, as the Company is able to attain sales levels sufficient to support its operations. The Company's independent certified public accountants have included an explanatory paragraph in their report stating that the Company's significant operating losses and significant capital requirements raise substantial doubt about the Company's ability to continue as a going concern.

      3. Significant Capital Requirements; Need for Additional Financing. The Company's capital requirements have been and will continue to be significant. The Company has been dependent on private placements of its debt and equity securities and on a public offering of securities in March 1993 to fund such requirements. The Company is dependent upon its other efforts to raise capital, including proceeds received from the exercise of warrants, to finance the costs of manufacturing, marketing and conducting clinical trials and submissions for FDA approval of its products and continuing the design and development of the Company's new products. Marketing, manufacturing and clinical testing may require capital resources substantially greater than the resources currently available to the Company. There can be no assurance that the Company will be able to obtain additional capital resources necessary to permit the Company to implement or continue its programs. There can be no assurance that such financing will be available on commercially reasonable terms or at all. Any additional equity financing may involve substantial dilution to the interests of the Company's shareholders, which dilution also has occurred in the past.

      4. Disclosure Relating to Low-Priced Stocks. Effective with the close of market on March 10, 1998, the Company's securities were delisted from The Nasdaq SmallCap Market for failure to meet the new Nasdaq continued listing requirements. Trading of the Company's securities is currently being conducted in the over-the-counter market on the OTC Bulletin Board. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities. In addition, the Company's securities are now subject to so-called "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities. Consequently, the ability or willingness of broker-dealers to sell the Company's securities and the ability of purchasers of the Company's securities to sell their securities in the secondary market may be limited. There can be no assurance that the Company's securities will continue to trade on the OTC Bulletin Board.

      5. Significant Outstanding Options, Warrants and Convertible Securities. As of May 11, 1998, there were outstanding (i) stock options to purchase an aggregate of approximately 2,195,500 shares of Common Stock at exercise prices ranging from $0.40 to $5.50 per share; (ii) warrants to purchase 1,380,000 shares of Common Stock which were issued in the Company's initial public offering, are exercisable at $1.25 per share, and expire June 30, 1998, unless extended by the Company; (iii) warrants to purchase approximately 1,567,216 shares which are exercisable at prices ranging from $0.3375 to $4.00 per share;
(iv) convertible preferred stock which is convertible at the lesser of $0.3375 per share and 80% of the market price of the Common Stock at the time of conversion (currently estimated to be convertible into approximately 6,000,000 shares); and (v) an option to purchase convertible preferred stock which is convertible at 80% of the market price of the Common Stock at the time of conversion (currently estimated to be convertible into approximately 6,500,000 shares).

      Upon the exercise of outstanding options and warrants and the conversion of outstanding convertible stock, dilution to the Company's shareholders will occur. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of outstanding options and warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than the exercise terms provided by such outstanding securities.

      6. Potential Dilution; Shares Eligible for Future Sales; Possible Effect on Additional Equity Financing. Under the conversion formulas of the Company's currently outstanding convertible preferred stock, the number of shares of Common Stock issuable upon conversion is inversely proportional to the market price of the Common Stock at the time of conversion (i.e., the number of shares increases as the market price of the Common Stock decreases) and there is no cap on the number of shares of Common Stock which may be issuable. In addition, the number of shares issuable upon the conversion of the convertible preferred stock and the exercise of options and warrants is subject to adjustment upon the occurrence of certain dilutive events.

      On May 18, 1998, there were issued and outstanding a total of 32,378,821 shares of Common Stock. Assuming conversion of the convertible preferred stock based on the marker price of the Company's Common Stock on the date of this Prospectus, if all options, warrants, convertible preferred stock and options to purchase convertible preferred stock which the Company has issued were deemed converted and exercised, as the case may be, there would be issuable 17,642,716 shares of Common Stock. Upon such conversion and exercise, there would be outstanding 50,021,537 shares of Common Stock. Of these, the Company currently has registered for resale approximately 19,488,728 shares (including the Shares offered hereby) and has granted demand registration rights in respect of approximately 18,000,000 additional shares. The sale or availability for sale of this number of shares of Common Stock in the public market could adversely affect the market price of the Common Stock. Additionally, the availability to the Company of additional equity financing, and the terms of any such financing, may be adversely affected by the sale or availability for sale of this number of shares.

      7. Uncertain Acceptance of Saliva-Based Tests and Rapid Tests as Diagnostic Tools. The specimens traditionally used for human diagnostic testing and quantitative measurement of most physiologically active substances, drugs and toxins in the body, are blood and urine. Substantially all of the assay-based diagnostic test kits currently available were approved by the FDA for use with these testing specimens. Political and social factors may create impediments to the use of rapid tests as diagnostic tools. These factors include whether certain diagnostic tests, such as HIV antibody tests, should be conducted without trained specialists and whether rapid tests in nontraditional testing environments will lead to invasions of privacy. Although the Company acknowledges the existence of such considerations, it is committed to developing rapid testing devices as useful diagnostic tools. Limitations on the Company's ability to market rapid tests caused by political and social factors could have a material adverse effect on the Company's operations.

      8. Uncertainty of New Product Development. The design and development of the Company's rapid testing platforms in their current designs have been completed and limited revenues have been generated from sales thereof. The Company will be required to devote considerable additional efforts to finalize the evaluation of its products. Satisfactory completion of development, testing, evaluations, obtaining regulatory approvals and achieving sufficient production levels of such products will be required prior to their being available for commercial sale. The Company's products remain subject to all the risks inherent in the introduction of new diagnostic products, including unanticipated problems, as well as the possible insufficiency of funds to continue design and development which could result in abandonment of or substantial change in the design or development of such products. There can be no assurance that such products will be successfully developed, be developed on a timely basis or prove to be as effective as products based on existing or newly developed technologies. The inability to successfully complete development, or a determination by the Company, for financial or other reasons, not to undertake to complete development of any product, particularly in instances in which the Company has made significant capital expenditures, could have a material adverse effect on the Company.

      9. Competition. The market in which the Company operates, saliva and blood-based collection and diagnostic testing, is highly competitive. The Company is aware of certain entities, including ChemTrak, Inc., Epitope, Inc., Quidel, Inc. and Trinity Biotech, plc and specialized biotechnology firms, as well as universities and other research institutions, which have developed or are developing technologies and products which are competitive with Omni-SAL(R) and the Company's products under development. Many of these competitors are established and have substantially greater research, marketing and financial resources than the Company. The Company expects that the number of products competing with its products will increase as the perceived benefits of saliva-based testing become more widely recognized. There can be no assurance the Company will be able to compete successfully.

      10. Technological Change and Risk of Technological Obsolescence. The biotechnology industry and, in particular, saliva and blood-based diagnostic testing, is subject to rapid and significant technological change. There can be no assurance that the Company's competitors will not succeed in developing technologies and products relating to the collection of saliva for diagnostic testing prior to the Company or that they will not develop technologies and products that are more effective than any which have been or are being developed by the Company. In addition, the diagnostic products market is characterized by changing technology and developing industry standards sometimes resulting in product obsolescence or short product life cycles. Accordingly, the ability of the Company to compete will be dependent on its introducing products to the marketplace in a timely manner and enhancing and improving such products. There can be no assurance that the Company will be able to keep pace with technological developments or that its products will not become obsolete.

      11. Government Regulation. The development, manufacture and sale of the Company's products in the United States are subject to regulation by the FDA and other governmental agencies. The process of obtaining FDA approval is costly and time-consuming, and there can be no assurance that any of the Company's products not yet approved will be approved by the FDA or other regulatory agencies. Delays in obtaining regulatory approvals may adversely affect the development, testing or marketing of the Company's products and the ability of the Company to generate product revenues therefrom. If and when the Company's products are approved by the FDA, they will be subject to continuing regulation by the FDA and state and local agencies. The FDA has established a number of requirements for manufacturers and requirements regarding labeling and reporting. The failure to comply with these requirements can result in regulatory action, including warning letters, product seizure, injunction, product recalls, civil fines and prosecution. An FDA enforcement action could have a material adverse effect on the Company. The Company is subject to regulation in certain foreign markets. There can be no assurance that regulatory approvals for any of the Company's products or for its manufacturing in the United States will be obtained in a timely manner, or at all.

      12. Risks Related to Foreign Activities. The Company and its manufacturers may be subject to various import duties imposed by foreign governments applicable to both finished products and components and may be affected by various other import and export restrictions or duties as well as other developments having an impact upon international trade. These factors could, under certain circumstances, have an impact both on the manufacturing cost and the wholesale and retail prices of such products. To the extent that transactions relating to foreign sales, manufacturing of the Company's products and purchases of components involve currencies other than United States dollars, the operating results of the Company could be adversely affected by fluctuations in foreign currency exchange rates.

      13. Uncertainty of Market Acceptance; Dependence Upon Third Party Distributors. The Company has limited marketing capabilities and resources. Achieving market acceptance will require substantial marketing efforts and the expenditure of significant funds to inform potential consumers and the public of the perceived benefits of the Company's current and proposed products. Moreover, the Company does not have the financial or other resources to undertake extensive marketing and advertising activities. The Company has begun to develop strategic alliances and marketing arrangements, including joint ventures, license or distribution arrangements. The Company's prospects will be significantly affected by its ability to successfully develop and maintain its relationships with its joint venturers, licensors and distributors and upon the marketing efforts of such third parties. While the Company believes that any independent distributors and sales representatives with whom it enters into such arrangements will have an economic motivation to commercialize the Company's products, the time and resources devoted to those activities generally will be controlled by such entities and not by the Company. There can be no assurance that the Company will be able, for financial or other reasons, to develop and maintain any third party distribution or marketing arrangements or that such arrangements, if established, will result in the successful commercialization of any of the Company's products.

      14. Dependence on Manufacturers. The Company relies on arrangements with third parties for the manufacture of its products. Such manufacturers, if located in the United States or if manufacturing products to be sold in the United States, must comply with the FDA's good manufacturing practices ("GMP") and pass pre-approval inspections by the FDA and periodic GMP inspections. Wesley Coe, Ltd. manufactures Omni-SAL(R) in the United Kingdom for sale outside the United States. MML Diagnostic Packaging, Inc. ("MML") manufactures Omni-Swab and Saliva-Sampler for the Company in the

United States and has advised the Company that it is in compliance with all applicable FDA requirements for such manufacturing. There can be no assurance that the Company's manufacturer will continue to comply with GMP, that the Company will be able to locate additional manufacturers that comply with GMP or secure agreements with such manufacturers on terms acceptable to the Company. There can be no assurance that MML will be able to meet the Company's requirements or that MML will continue to manufacture Omni-Swab or Saliva-Sampler on terms acceptable to the Company.

      15. Dependence Upon Third-Party Suppliers. The Company believes that most of the components used in the manufacture of its proposed products are currently available from numerous suppliers located in the United States, Europe and Asia. The Company believes, however, that certain components are available from a limited number of suppliers. Although the Company believes that it will not encounter difficulties in obtaining these components, there can be no assurance that the Company will be able to enter into satisfactory agreements or arrangements for the purchase of commercial quantities of such components. The failure to enter into agreements or otherwise arrange for adequate or timely supplies of components and the possible inability to secure alternative sources of components could have a material adverse effect on the Company's ability to manufacture its products. In addition, development and regulatory approval of the Company's products in the United States are dependent upon the Company's ability to procure certain components and certain packaging materials from FDA-approved sources. Since the FDA approval process requires manufacturers to specify their proposed suppliers of certain components in their premarket approval applications ("PMAs"), if any such component were no longer available from the specified supplier, FDA approval of a new supplier would be required, resulting in potential manufacturing delays.

      16. Dependence on Small Number of Customers. The Company derives a large portion of its revenues from sales to a small number of customers. Sales to one customer accounted for approximately 17% of total product revenues in 1997. Sales to three customers accounted for approximately 49% of total product revenues in 1996. At December 31, 1997, accounts receivable from two customers comprised 32% and 27%, respectively, of total net accounts receivable. The loss of sales to any of the Company's major customers could have a material adverse effect on the Company's financial condition and results of operations.

      17. Dependence on Key Personnel. The success of the Company will be largely dependent on the personal efforts of Kenneth J. McLachlan, its President and Chief Executive Officer, and certain key management and scientific personnel. The loss of Mr. McLachlan's services or the services of other key management or scientific personnel would have a material adverse effect on the Company's business and prospects. Competition among biotechnology companies for qualified employees is intense, and the loss of key personnel or the inability to attract and retain the additional highly skilled employees required for the Company's activities could adversely affect its business. There can be no assurance that the Company will be able to hire or retain such necessary personnel.

      18. Uncertainty of Patent Protection; Proprietary Information. The Company has applied for United States patents on certain aspects of its saliva collection and diagnostic testing devices and has been awarded eight of these patents. To the extent possible, the Company also anticipates filing patent applications for protection on future products and technology which it develops. There can be no assurance that patents applied for will be obtained, that any such patents will afford the Company commercially significant protection of its technology or that the Company will have adequate resources to enforce its patents. Inasmuch as the Company intends to sell its products in foreign markets, it is in the process of seeking foreign patent protection on its current products and technologies. The patent laws of other countries may differ from those of the United States as to the patentability of the Company's products and technologies and the degree of protection afforded. Other companies may independently develop equivalent or superior products and technologies and may obtain patent or similar rights with respect thereto. Although the Company believes that its products and technologies have been independently developed and do not infringe on the patents of others, there can be no assurance that the Company's products and technologies do not and will not infringe on the patents of others. In the event of infringement, the Company would, under certain circumstances, be required to modify its device or obtain a license. There can be no assurance that the Company will be able to do either of the foregoing in a timely manner or upon acceptable terms and conditions, and the failure to do so could have a material adverse effect on the Company. There can be no assurance that the Company will have the financial or other resources necessary to successfully defend a claim of violation of proprietary rights.

      19. Product Liability; Insurance Coverage. The Company may be exposed to potential product liability claims by consumers. The Company maintains product liability insurance coverage in an amount up to $4,000,000 per occurrence, up to a maximum of $4,000,000 in the aggregate, with excess umbrella liability insurance coverage of $4,000,000. In the event of a product liability claim, there can be no assurance that such insurance will be sufficient to cover all possible liabilities. In the event of a successful suit against the Company, insufficiency of insurance coverage would have a material adverse effect on the Company.

      20. No Dividends. To date, the Company has not paid any dividends on its Common Stock and does not expect to declare or pay any dividends in the foreseeable future.

      21. Litigation. In February 1998, a lawsuit was filed by Ronald Lealos, the former President of the Company, who resigned in December 1996. The complaint in the lawsuit alleges various breach of contract claims and seeks damages in an amount in excess of $1,000,000. A similar suit was filed against the Company by Mr. Lealos in January 1997 but was dismissed without prejudice as a prerequisite to a settlement agreement between Mr. Lealos and the Company. The parties did not reach a final settlement, however, and Mr. Lealos thereupon filed a new complaint against the Company. Although management of the Company intends to vigorously defend against the suit, there can be no assurance that the litigation will not be decided adverse to the Company and that such an adverse decision would not have a material adverse effect on the Company.

      The Company is also currently involved in litigation brought by Luc Hardy against the Company and former officer and directors, Ronald Lealos and Eugene Seymour, and Richard Kalin. This matter involves allegations against the Company and the individual defendants arising from Mr. Hardy's termination by the Company in 1994. A jury verdict for the plaintiff, which is not a final judgment, was rendered on July 25, 1997 in the approximate amount of $740,000. In October 1997, a hearing was held on the Company's motions to set aside the jury verdict and for a new trial. The Company is currently awaiting a decision. There can be no assurance such motions will be granted. A final judgment in this case consistent with the jury verdict will have a material adverse effect on the Company.

                                 THE COMPANY

      This Prospectus contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements include, but are not limited to, those statements relating to the ability to raise additional capital, to succeed in pending litigation, to enter into successful strategic partnerships, to obtain approval of the Company's products as and when required by the Food and Drug Administration ("FDA") in the United States and similar regulatory bodies in other countries, and to obtain new distribution agreements and increase distribution for products under existing distribution agreements. These forward looking statements are subject to the business and economic risks faced by the Company and the Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under this "The Company" section and under "Risk Factors" and "Management's Discussion and Analysis."

GENERAL

      The Company develops rapid immunoassays utilizing immunochromatography for the detection of antibodies to selected pathogens, such as the HIV, the virus that causes AIDS, and Helicobacter pylori, a bacteria linked to peptic ulcers and gastric cancer. In addition, the Company develops proprietary specimen collection devices and other diagnostic devices.

      The Company was incorporated in California in 1986 as E&J Systems, Inc. In January 1992, the Company merged with and into a Delaware corporation and changed its name to Saliva Diagnostic Systems, Inc. The Company completed an initial public offering of its Common Stock in March 1993. In 1994, the Company's 90% owned subsidiary, Saliva Diagnostic Systems (Asia) Ltd. ("SDS Asia"), formed Saliva Diagnostic Systems (Singapore) Pte. ("SDS Singapore"). In 1995, the Company purchased the minority interest (10%) in SDS Asia and the outstanding minority interest (19%) in SDS Singapore. As a result, SDS Asia and SDS Singapore became wholly owned subsidiaries of the Company. In October 1997, the Company closed its Singapore facilities and ceased operations of the subsidiary. In 1995, the Company purchased the minority interest (10%) in Saliva Diagnostic Systems, UK, Ltd., and as a result this entity became a wholly owned subsidiary of the Company and was renamed SDS International, Ltd. Unless otherwise indicated, all references to the Company include the Company and its wholly owned subsidiaries. The Company's principal executive offices are located at 11719 NE 95th Street, Vancouver, Washington, 98682.

      The Company has incurred significant operating losses since its inception, resulting in an accumulated deficit of $28,526,458 at December 31, 1997. Such losses are expected to continue for the foreseeable future and until such time, if ever, as the Company is able to attain sales levels sufficient to support its operations. The Company's independent certified public accountants have included an explanatory paragraph in their reports stating that the Company's significant operating losses and significant capital requirements raise substantial doubt about the Company's ability to continue as a going concern.

      The Company's capital requirements have been and will continue to be significant. The Company has been dependent on private placements of its debt and equity securities to fund its capital requirements. The Company is dependent upon its efforts to raise capital to finance the cost of development, manufacturing and marketing of its products, to conduct clinical trials and submissions for FDA approval of its products and to design and develop new products. Marketing, manufacturing and clinical testing may require capital resources substantially greater than the resources which will be available to the Company. There can be no assurance that the Company will be able to obtain the additional capital resources necessary to implement or continue its programs, or that such financing will be available on commercially reasonable terms or at all. See Note 2 of Notes to Consolidated Financial Statements. Effective with the close of business on March 10, 1998, the Company's securities were delisted from The Nasdaq SmallCap Market for failure to meet the new Nasdsaq continued listing requirements. As a result of the Nasdaq delisting, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities. See "Market for Common Equity and Related Stockholder Matters."

PRODUCTS

      To date, the Company has developed three rapid HIV tests: Sero-Strip HIV, Hema-Strip HIV and Saliva-Strip HIV, and a rapid H. pylori test: Stat-Simple. The Company has commenced production and marketing of two medical specimen collectors in the U.S.: Saliva-Sampler and Omni-Swab, and one medical specimen collector in the U.K.: Omni-SAL(R). In addition, the Company has conducted preliminary research that indicates its rapid test format may be expanded to detect other diseases, such as tuberculosis, measles, malaria, rubella, tetanus, herpes, chlamydia, mumps, influenza, parvovirus, pertussis, certain cancers, tumor markers and cardiac disease risk markers. The Company has under development rapid tests for hepatits and tuberculosis.

RAPID IMMUNOASSAYS. The Company continues to develop rapid immunoassays utilizing immunochromatography for the detection of antibodies to selected pathogens, such as HIV, the virus that causes Acquired Immune Deficiency Syndrome ("AIDS"), and Helicobacter pylori ("H. pylori"), a bacteria linked to peptic ulcers and gastric cancer. The Company's immunoassays are designed to require only a few simple steps and minutes to use. The tests produce visual results in under 20 minutes, and may be used without special equipment, storage or training. The Company's data and independent evaluations demonstrate that its tests are generally equivalent in performance to widely used FDA-licensed tests for HIV.

      The Company's rapid tests utilize a capillary flow assay in which all reagents are provided on solid phases in a dried format (test strip). Buffer solution is introduced after sample collection. The resulting mixture of sample and buffer migrate along the test strip by capillary action, reconstituting a dye conjugate. A red control line will develop at a designated point on the upper portion of the strip if the assay has been performed properly and if all reagents are functionally active. The conjugate binds in the presence of antibodies to pre-applied antigen to form a second red line (positive) at a designated point on the lower portion of the strip. In the absence of specific antibodies, a second line does not develop.

      Sero-Strip HIV ("Sero-Strip") analyzes a small amount of serum or plasma to detect HIV antibodies. Sero-Strip is packaged as a multiple-use kit designed for professional health care settings where many patients are tested and specimens may be stored. Results are available in 5 to 15 minutes. The test kit may be stored without refrigeration for up to 18 months after the date of manufacture.

      Hema-Strip HIV ("Hema-Strip") is a single use test kit that collects, processes and analyzes a minute amount of whole blood to detect HIV antibodies. Sample collection requires only a few seconds. The principles used in the Hema-Strip test strip are identical to that utilized in Sero-Strip; however, an added filter traps red blood cells from the whole blood sample permitting the migration of serum to flow onto the strip and negating the need for the user to separate serum from the whole blood sample. The test kit may be stored without refrigeration for up to 18 months after the date of manufacture.

      Saliva-Strip HIV ("Saliva-Strip") is a rapid testing system that collects, processes and analyzes saliva to detect HIV antibodies. Principles of the test strip are similar to that used in Sero-Strip and Hema-Strip. The Company expects to complete development of Saliva-Strip in 1998. The test is currently designed for single use and incorporates Omni-SAL, the Company's proprietary saliva collection device. The test is currently designed to obtain results in 10 to 20 minutes. The Company believes Saliva-Strip's temperature stability is similar to Sero-Strip and Hema-Strip.

      Stat-Simple ("Stat-Simple") is the Company's rapid assay for H. pylori antibody detection. The device is a modification of Hema-Strip HIV and uses whole blood for analysis. Results are available in 5 to 20 minutes.

MEDICAL SPECIMEN COLLECTION DEVICES. The Company has commenced production and marketing of three medical specimen collectors: Omni-SAL (R), Saliva-Sampler and Omni-Swab.

      Omni-SAL(R) is a saliva collection device with a patented volume indicator currently sold to several commercial companies for use with their laboratory assays for the detection of HIV infection, drugs of abuse and cigarette smoking. It is also used in research to collect saliva samples for studies of infectious diseases such as Hepatitis, tuberculosis, schistosomiasis, leptospirosis and others.

      Saliva-Sampler is a saliva collection device cleared for marketing in the United States for the collection of saliva samples for purposes not related to HIV testing.

      Omni-Swab is a sample collection device comprised of a serrated cotton swab with an ejectable head. It is used to collect various body fluids and cells, primarily for the purposes of DNA identification.

      Saliva Filter is a component of the Omni-SAL(R) and Saliva-Sampler that extracts saliva from the devices' collection pads and also removes debris from the samples. Due to limited production capability, the Company does not currently manufacture Saliva Filter and thus, has elected to use filters of other manufacturers for use with the Omni-SAL(R) and Saliva-Sampler devices.

      The specimens traditionally used for human diagnostic testing and quantitative measurement of most physiologically active substances, drugs and toxins in the body, are blood and urine. Substantially all of the assay-based diagnostic test kits currently available on the market were approved by the FDA for use with these testing specimens. Political and social factors may create impediments to the use of rapid tests as diagnostic tools. These factors include whether certain diagnostic tests, such as HIV antibody tests, should be conducted without trained specialists and whether rapid tests in nontraditional testing environments will lead to invasions of privacy. Limitations on the Company's ability to market rapid tests caused by political and social factors could have a material adverse effect on the Company's operations.

PRODUCT DEVELOPMENT

      The Company is currently engaged in the development of rapid immunoassays to detect antibodies to Hepatitis. In 1996, the Company entered into a codevelopment agreement for rapid Hepatitis tests with a European vaccine manufacturer, which supplies antigen to the Company for product development. If a product is ultimately developed, the Company will jointly market such product and share profits on sales with its European partner.

      In 1996, the Company also entered into a cooperative research and development agreement (CRADA) with US Navy Medical Research Unit No. 2 to develop rapid tests for certain tropical diseases, including dengue virus, leptospirosis and scrub typhus, to which US Naval personnel are exposed in overseas assignments. Under the agreement, the Company will use antigen supplied by the US Navy to develop the tests, while the Navy will provide laboratory space and staff devoted to the project. The Company is obligated to provide remuneration of up to $19,000 to the Navy in exchange for its services.

      The Company has conducted preliminary research that indicates its rapid test format may be expanded to detect other diseases, such as tuberculosis, measles, malaria, rubella, tetanus, herpes, chlamydia, mumps, influenza, parvovirus, pertussis, certain cancers, tumor markers and cardiac disease markers. Additionally, the Company believes that, in many cases, its tests may be able to use saliva for analysis as well as blood and serum, although research has not been completed on this.

      The Company has received an Investigational Device Exemption for Omni-SAL(R) from the FDA which allows the Company to conduct clinical trials in the United States for the purposes of determining whether Omni-SAL(R) may be used for collecting saliva samples for HIV testing in conjunction with certain laboratory assays. The Company is considering partnering relationships to enable it to pursue such regulatory approval and subsequently to market Omni-SAL(R) in the United States as part of a home collection testing system for HIV infection.

      The Company expended approximately $665,500 and $617,400 in research and development costs, respectively, in fiscal years 1997 and 1996. See Note 1 of Notes to Consolidated Financial Statements.

      Limited revenues have been generated from sales of the Company's rapid testing platforms in their current designs. The Company will be required to devote considerable additional efforts to finalize its products. Satisfactory completion of development, testing, evaluations, obtaining regulatory approvals and achieving sufficient production levels of such products will be required prior to their being available for commercial sale. The Company's products remain subject to all the risks inherent in the introduction of new diagnostic products, including unanticipated problems, as well as the possible insufficiency of funds to continue design and development which could result in abandonment of or substantial change in the design or development of such products. There can be no assurance that such products will be successfully developed, be developed on a timely basis or prove to be as effective as products based on existing or newly developed technologies. The inability to successfully complete development, or a determination by the Company, for financial or other reasons, not to undertake to complete development of any product, particularly in instances in which the Company has made significant capital expenditures, could have a material adverse effect on the Company.

MARKETING, SALES AND DISTRIBUTION

      The Company is currently marketing its medical specimen collection devices (Omni-SAL(R), Saliva-Sampler and Omni-Swab) in many countries and is currently marketing two of its three HIV rapid tests (Sero-Strip HIV and Hema-Strip HIV) outside the United States. These HIV rapid tests are not yet approved for marketing in the United States.

      The Company has directed its initial primary marketing and distribution efforts for its HIV-related products to international markets, principally in Asia, Latin America, Eastern Europe, the Middle East and Africa. The reported success in 1996 of certain therapies for AIDS and HIV infection, such as protease inhibitors and immune boosters, caused the Company to include the United States and Canada in its primary marketing strategy. Despite the lower rate of HIV infection in the United States, the Company believes the reported benefits of early medical intervention for those who can afford treatment will spur demand for HIV test products in the United States. Sales of the Company's HIV-related products in the United States are subject to obtaining FDA approval. See "Manufacturing and Supply" and "Regulation--Domestic Regulation" below. The Company intends to file with the FDA for approval of its HIV products in 1998. To proceed with FDA approval, the Company must enter into an alliance with a strategic partner or have substantial cash reserves. The Company is currently seeking an alliance.

      For international distribution of its products, the Company's strategy has been to form direct relationships with in-country distributors of medical products for both distribution and assistance in obtaining local regulatory approval. This strategy has proven satisfactory in smaller countries and in Brazil, Russia, China and Mexico, but less so in other markets, such as Thailand.

      In November 1997, the Company signed two agreements with BioChem Immun-Systems, Inc. ("BioChem"), a division of BioChem Pharma, Inc., a Montreal-based conglomerate with significant international sales in infectious disease therapies and diagnostics, for international distribution of the Company's rapid tests for HIV infection. The Company will purchase BioChem's proprietary peptides for HIV detection in its testing kits. In return, BioChem will purchase certain of the Company's products for international sales under its own private label, except in territories where the Company has pre-existing license arrangements.

      In November 1996, the Company signed a letter of intent to enter into a distribution agreement with another Canadian company, Advanced Pathology Services Canada, Inc. ("APS Canada"), for distribution of the Company's products except Stat-Simple in selected geographic regions outside the United States. On May 15, 1997, the parties entered into a definitive agreement pursuant to the letter of intent. The agreement grants to APS Canada a five-year exclusive distributorship for the designated territory. APS Canada is a division of The APS Group of Companies, based in London, England. APS Canada provides specialized human and veterinary medical testing services and maintains a laboratory exclusively devoted to saliva testing.

      In March 1994, the Company granted a non-exclusive, worldwide license to Orgenics, Ltd., an Israeli corporation ("Orgenics"), pursuant to which Orgenics may make or have made diagnostic products incorporating the Company's Omni-SAL(R) technology, and may use, sell, or license such products worldwide (the "License Agreement"). The

License Agreement expires the later of January 31, 2111 or the date on which any patents for the Omni-SAL(R) technology expire. Orgenics has paid the Company an initial licensing fee of $200,000 and will pay 4% royalties on sales of Orgenics' products which incorporate the Company's Omni-SAL(R) technology. In the event the Company ceases production of Omni-SAL(R), Orgenics, Ltd. has the option, pursuant to the License Agreement, to purchase from the Company the molds and equipment necessary to produce Omni-SAL(R) and would thereafter pay to the Company 6% royalties on sales of Omni-SAL(R) products produced and sold by Orgenics, Ltd. The Company understands that Orgenics is not currently exploiting its rights under the Company's license. The Company is pursuing its rights to cancel the license and is considering a new distribution arrangement with Orgenics. There can be no assurance that such an agreement will be concluded or that Orgenics will manufacture or sell any product which will generate royalties for the Company.

      The Company also has an agreement with Fremont Novo Sciences to license and distribute the Company's rapid diagnostic tests through the Tata Merind Group in India. This agreement allows Fremont Novo Sciences the ability to manufacture and distribute the Company's strip products at an equivalent quality to tests produced in the U.S. providing that the pricing is advantageous to the Company.

      The Company has submitted certain of its products for evaluation to the World Health Organization ("WHO"), a division of the United Nations that maintains an inventory of medical goods for impoverished nations and non-governmental health organizations. Certain smaller countries without their own regulatory agencies rely on results of WHO evaluations as part of their approval of products for use and sale in their countries. In 1996 the Company bid for a contemplated bulk purchase by WHO of the Company's Sero-Strip HIV. In April 1997, WHO notified the Company that the Sero-Strip HIV was evaluated by the United Nations AIDS Program and found to conform with its minimum requirements. Accordingly, WHO agreed to include the Company's Sero-Strip HIV among the approved products for WHO bulk purchases during the years ending February 28, 1998 and 1999.

      Sales to Fremont Novo Sciences accounted for approximately 17% of total product sales in 1997. Sales to three customers, Fitzco, Inc., Osborn Laboratories and Beacon Diagnostics, Inc. accounted for approximately 20%, 18%, and 11% respectively, of total product sales in 1996. The loss of sales to any of the Company's major customers could have a material adverse effect on the Company's financial condition and results of operations. See Note 1 of Notes to Consolidated Financial Statements.

      The Company has limited marketing resources. Achieving market acceptance will require substantial marketing efforts and capabilities. The Company relies in large part on forming partnerships for marketing and distribution of its products. There can be no assurance that the Company will form alliances with potential distributors or that such distributors will be successful in promoting the Company's products.

MANUFACTURING AND SUPPLY

      Omni-SAL(R) is manufactured at Wesley Coe, Ltd. in the U.K. and distributed from SDS International, Ltd., while Omni-Swab and Saliva-Sampler are manufactured at MML Diagnostic Packaging, Inc. ("MML") in the United States and distributed by the Company. Manufacturers, if located in the United States or if manufacturing products which are to be sold in the United States, must comply with the FDA's good manufacturing practices ("GMP") and pass pre-approval inspections by the FDA and periodic GMP inspections. The Company has been advised by MML that MML is in compliance with GMP and other FDA regulations. There can be no assurance that MML will continue to comply with GMP, that the Company will be able to locate additional manufacturers that comply with GMP or secure agreements with such manufacturers on terms acceptable to the Company. There can be no assurance that MML will be able to meet the Company's requirements or that MML will continue to manufacture Omni-Swab or Saliva-Sampler on terms acceptable to the Company.

      In 1996, the Company began to design and build equipment for automated production of its rapid tests at its Vancouver, Washington facility in the United States. The Company must meet certain conditions, including compliance with applicable FDA requirements, in order to manufacture its tests at its Vancouver facility and to export its products from there. In an effort to minimize capital expenditures and related costs, the Company has determined to forestall full use of its production facilities in Vancouver. The Company intends to outsource all manufacturing of its products in 1998. Following outsourcing of manufacturing, the Company expects to use the equipment at its Vancouver, Washington facility solely for research and development purposes.

      The Company believes that most of the components used in the manufacture of its proposed products are currently available from numerous suppliers located in the United States, Europe and Asia. The Company believes, however, that certain components are available from a limited number of suppliers. Although the Company believes that it will not encounter difficulties in obtaining these components, there can be no assurance that the Company will be able to enter into satisfactory agreements or arrangements for the purchase of commercial quantities of such components. The failure to enter into agreements or otherwise arrange for adequate or timely supplies of components and the possible inability to secure alternative sources of components could have a material adverse effect on the Company's ability to manufacture its products. In addition, development and regulatory approval of the Company's products in the United States are dependent upon the Company's ability to procure certain components and certain packaging materials from FDA-approved sources. Since the FDA approval process requires manufacturers to specify their proposed suppliers of certain components in their premarket approval applications ("PMAs"), if any such component were no longer available from the specified supplier, FDA approval of a new supplier would be required, resulting in potential manufacturing delays.

REGULATION

DOMESTIC REGULATION

FOOD AND DRUG ADMINISTRATION. In the United States, under the Federal Food, Drug, and Cosmetics Act (the "FDC Act"), the FDA regulates all aspects, including manufacture, testing, and marketing of medical devices that are made or distributed domestically. Two of the Company's domestically made and/or distributed products, Omni-Swab and Saliva-Sampler, have received FDA clearance for domestic distribution for certain limited purposes. See " -- Manufacturing and Supply".

      All medical devices are categorized by the FDA as Class I, Class II, or Class III. Class I devices are subject only to general control provisions of the FDC Act, such as purity, labeling and GMP. Class II devices are required to also ensure reasonable safety and efficacy through performance standards and other controls. Class III devices must, in addition to fulfilling all other provisions of the FDC Act, meet extensive and rigorous FDA standards that may require clinical trials.

      A manufacturer of medical devices which can establish that a new device is "substantially equivalent" to a legally marketed Class I or Class II medical device or to a Class III medical device for which the FDA has not required a premarket approval application ("PMA") can seek FDA marketing clearance for the device by filing a 510(k) Premarket Notification ("510(k) Notice"). The 510(k) Notice may have to be supported by various types of information, including performance data, indicating that the device is as safe and effective for its intended use as a legally marketed predicate device. In February 1998, the Company filed a 510(k) Notice for its Stat-Simple H.pylori tests.

      The Company is pursuing several strategies for initiating FDA review of its products not already approved or cleared for domestic distribution. These strategies include alliances with other companies and selling limited licensing rights to the Company's products to companies who agree to seek FDA approval for them. The Company may also directly apply for FDA approval of those products.

      In January 1995, the FDA classified Omni-Swab as a Class I medical device. In August 1995, in response to a 510(k) Notice made by the Company, the FDA approved Saliva-Sampler as a Class II device, accepting the Company's contention that, under the 510(k) application guidelines, Saliva-Sampler demonstrated "substantial equivalency" to other non-saliva collection devices already in use for general purposes.

      The Company believes that all of its HIV products would, if submitted to the FDA, fall under the Class III category of medical devices. This includes the Company's saliva collection device, Omni-SAL(R), if marketed as a specimen collection device for HIV testing. The Company believes its proposed assay for H.pylori, however, could be approved as a Class II device. There is no assurance that the Company's position with respect to these products will prevail with the FDA.

      If human clinical trials of a proposed device are required, and the device presents "significant risk," the manufacturer or distributor of the device will have to file an Investigational Device Exemption ("IDE") with the FDA prior to commencing human clinical trials. The IDE must be supported by data, typically including the results of animal and mechanical testing. If the IDE application is approved, human clinical trials may begin at a specific number of investigational sites and are limited to the number of subjects approved by the FDA. The Company has generated substantial supporting data required for the IDE for its immunoassays for diseases and conditions such as HIV infection and schistosomiasis.

      In 1994, the FDA granted the Company's request to classify Omni-SAL(R) under the IDE provisions of the FDC Act, allowing the Company to manufacture and distribute Omni-SAL(R) for the limited purpose of demonstrating the efficacy of using saliva as a diagnostic medium for HIV antibody testing.

      In 1995, the FDA authorized the Company to begin clinical trials in the United States to determine whether Omni-SAL(R) could be used as a saliva collection device for HIV testing in conjunction with certain laboratory assays. The Company has not conducted any clinical trials for Omni-SAL(R) in the United States due to lack of financing for such trials, although preclinical data has been generated for the device in the United States and foreign countries.

      The process of obtaining FDA approval is costly and time-consuming, and there can be no assurance that any of the Company's products not yet approved will be approved by the FDA or other regulatory agencies. Delays in obtaining regulatory approvals may materially adversely affect the development, testing or marketing of the Company's products and the ability of the Company to generate product revenues therefrom. If and when the Company's products are approved by the FDA, they will be subject to continuing regulation by the FDA and state and local agencies. The failure to comply with these regulations can result in regulatory action, including warning letters, product seizure, injunction, product recalls, civil fines and prosecution. An FDA enforcement action could have a material adverse effect on the Company. To date, the Company has not been the subject of any FDA enforcement actions. The FDA also audits clinical studies for compliance with applicable requirements.

OVERSEAS REGULATION AND DISTRIBUTION.

      Regulatory approval for medical devices vary from country to country. Some countries do not require regulatory approval when registering a product for sale to the private sector. Others rely on evaluations by agencies such as the WHO. The Company has submitted Sero-Strip to WHO for evaluation, and intends to submit its other HIV tests to WHO as well. WHO's evaluation of Sero-Strip has been completed and WHO has found that Sero-Strip meets its standards for rapid test performance.

      The following lists the Company's products, where the products are distributed and where regulatory approval is pending.

      1. Omni-SAL(R) is being distributed or has been approved as a sample collection device for HIV testing and other uses in the United Kingdom and various other countries. The Company has submitted Omni-SAL(R) for approval as a sample collection device for HIV testing and other uses in South Africa, and plans to apply for approval in several other European and Middle Eastern nations where such approval is required. Approval in South Africa is pending, subject to the results of a clinical trial with the National Institute of Virology in Pretoria, South Africa.

      2. Omni-Swab is distributed in the United States and in many of the countries in which Omni-SAL(R) is distributed.

      3. Saliva-Sampler is distributed in the United States and Israel.

      4. Sero-Strip was approved for use and sale in Russia by the Russian Ministry of Health in 1996, and has received a certificate of free sale from the U.K. government. It is currently registered in Brazil, India, Kenya, Romania, and Malaysia, and is pending approval (where needed) in other Asian, European, and Latin American countries. The Center for Disease Control in Atlanta, Georgia has concluded studies using Sero-Strip and has purchased such tests for research use in Atlanta and for epidemiological purposes overseas.

      5. Hema-Strip has been approved for use and sale in Russia. In April 1996, Hema-Strip received a certificate of free sale from Singapore, and in June 1997, the Company received a similar certificate in the U.K. This test is also approved for sale in Brazil, Chile, Romania, Kenya, China, and Malaysia.

      6. Saliva-Strip is in final stages of development in its current form. When completed, the Company intends to submit the device for approval (if needed) and distribution in the same areas where its other products are sold. There is no assurance, however, that any such approvals will be timely obtained or obtained at all. The device has been issued a certificate of free sale in the U.K.

      7. Stat-Simple is the subject of a 510(k) Notice filed by the Company with the FDA in February 1998. The product is on sale in Italy, Denmark, Austria, Saudi Arabia and Mexico, and has been issued a Certificate of Free Sale in the U.K.

COMPETITION

      The market in which the Company operates, saliva and blood-based collection and diagnostic testing, is highly competitive. The Company is aware of certain entities, including ChemTrak, Inc., Epitope, Inc., Quidel, Inc. and Trinity Biotech, plc and specialized biotechnology firms, as well as universities and other research institutions, which have developed or are developing technologies and products which are competitive with Omni-SAL(R) and the Company's products under development. Many of these competitors are established and have substantially greater research, marketing and financial resources than the Company. The Company expects that the number of products competing with its products will increase as the perceived benefits of saliva-based testing become more widely recognized, which may result in lower prices of the Company's products and reduced revenues. In the biotechnology industry, technological change and obsolescence is rapid and frequent. There can be no assurance that the Company will be able to compete successfully with its competitors, keep pace with technological changes or avoid product obsolescence.

INTELLECTUAL PROPERTY

      The Company has applied for patents in the United States and other countries on certain aspects relating to Omni-SAL(R), a saliva collection device, and Omni-Swab, a medical specimen collection device. To date, ten such patents have been awarded, four in the United States, and six in other countries. Expiration dates for the patents range from 2008 to 2012. The Company intends to seek other patent protections in the United States and other countries for certain aspects relating to its collection devices and rapid test technology. No assurance can be given that patents will be issued to the Company pursuant to its patent applications in the United States and abroad, or that the Company's patent portfolio will provide the Company with a meaningful level of commercial protection.

      Immuno chromatography, the principle on which the Company's rapid tests are based, is a technology covered by existing patents. The Company has purchased a license from the principal patent holder, Unilever PLC of the U.K., to whom royalty payments are due for all rapid tests sold. To obtain the license, the Company paid approximately $50,000 and will be responsible for royalty fees equal to 5% of the net sales in all territories where the Unilever patent is enforceable. Products covered by the license include those related to HIV, H.pylori, Tuberculosis and Hepatitis A. Additional analytes may be negotiated as they become available.

      The Company also depends on trade secrets and proprietary information to protect much of the technology that it has developed. The Company has entered into confidentiality agreements with its employees, certain third party suppliers, potential customers, joint venture partners, distributors and consultants. Despite such efforts, there can be no assurance that such confidentiality and the protection it may afford can be maintained.

      The Company believes that patent and trade secret protection are important to its business. However, the issuance of a patent and the existence of trade secret protection does not in itself ensure the Company's success. Competitors may be able to produce products competing with a patented Company product without infringing on the Company's patent rights. Issuance of a patent in one country generally does not prevent manufacture or sale of the patented products in other countries. The issuance of a patent to the Company is not conclusive as to validity or as to the enforceable scope of the patent. The validity or enforceability of a patent can be challenged by litigation after its issuance, and if the outcome of such litigation is adverse to the owner of the patent, the owner's rights could be diminished or withdrawn. Additionally, trade secret protection does not prevent independent discovery and exploitation of a secret product or technique by other parties.

      A large number of individuals and commercial enterprises seek patent protection for technologies, products and processes in fields related to the Company's area of product development. To the extent such efforts are successful, the Company may be required to obtain licenses in order to accomplish certain of its product strategies. There can be no assurance that such licenses will be available to the Company or available on acceptable terms. The Company is aware of certain filed patents issued to developers of diagnostic products with potential applicability to the Company's diagnostic technology. There can be no assurance that the Company would prevail if a patent infringement claim were to be asserted against it.

EMPLOYEES

      As of May 18, 1998, the Company employed 17 full-time persons, including two engaged in research and development, one in regulatory affairs, five in manufacturing, three in sales and marketing, and six in administration. None of the Company's employees are covered by collective bargaining agreements, and the Company believes its relations with its employees are good.

PROPERTIES

      The Company's executive offices and laboratory facility are located at 11719 NE 95th Street, Vancouver, Washington in an approximately 12,000 square foot facility. The premises are occupied pursuant to a lease with an unaffiliated party which expires in August 2002. The Company believes this facility is adequate for its purposes.

LEGAL PROCEEDINGS

      Hardy v. Saliva Diagnostic Systems, Inc., Ronald L. Lealos, Eugene Seymour and Richard S. Kalin, was filed in United States District Court, District of Connecticut in August 1994 by Luc Hardy, a former director and officer of the Company. The complaint alleges several causes of action against the Company and individual defendants, including former directors and officers of the Company, including breach of Mr. Hardy's employment agreement with the Company, intentional interference with contract by the individual defendants, slander and deceptive trade practices, all arising from his employment termination by the Company. The complaint seeks damages and punitive damages in an unspecified amount. A jury verdict for the plaintiff, which is not a final judgment, was rendered on July 25, 1997 in the approximate amount of $740,000. In October 1997, a hearing was held on the Company's motions to set aside the jury verdict and for a new trial. The Company is currently awaiting a decision on these motions.

      In January 1997, Lealos v. Saliva Diagnostic Systems, Inc. was filed in Superior Court in Clark County in the State of Washington by Ronald Lealos, former President and CEO of the Company. The complaint in the lawsuit alleged various breach of contract claims. This lawsuit was dismissed without prejudice as a prerequisite to a settlement agreement between Mr. Lealos and the Company. The parties did not reach a settlement and, in February 1998, Mr. Lealos filed a complaint against the Company in the same court which alleges substantially the same claims. The complaint seeks damages in the approximate amount of $1,000,000. Management of the Company intends to vigorously defend the Company. In March 1998, the Company filed a response to the complaint and asserted numerous counterclaims against Mr. Lealos, including breach of fiduciary duty and conversion.

      Other than that set forth above, to the best knowledge of the Company, no other material legal proceedings are pending or have been threatened. See
"Risk Factors - Litigation."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

GENERAL

      Since July 1990, the Company has been engaged almost exclusively in research and development activities focused on developing proprietary saliva based collection devices and rapid assays for infectious diseases. Other than sales of the Company's collection devices, the Company has not yet commenced any significant product commercialization. The Company has incurred significant operating losses since its inception, resulting in an accumulated deficit of $28,526,458 at December 31, 1997 and $29,676,879 at March 31, 1998. Such losses are expected to continue for the foreseeable future and until such time, if ever, as the Company is able to attain sales levels sufficient to support its operations. Despite the issuance and sale of the Company's Series 1998-A Convertible Preferred Stock, stated value $1,000 per share (the "1998-A Preferred Stock"), substantial additional financing will be required in 1998. There can be no assurance that such financing will be achieved or that financings will be on terms favorable to the Company. The Company's significant operating losses and significant capital requirements raise substantial doubt about the Company's ability to continue as a going concern. See "Description of Business - General."

RESULTS OF OPERATIONS

      FISCAL YEAR 1997 COMPARED TO FISCAL YEAR 1996

REVENUES. The Company's revenues consist of product sales. Revenues increased 92% to $1,422,296 in 1997 from $740,650 in 1996. The increase in product sales revenue was primarily attributable to increasing demand for the Company's rapid testing systems. Additionally, in 1997 sales of Sero-Strip HIV and Hema-Strip HIV increased as the Company had more approvals to sell these two products in countries outside the United States. Sales to one customer represented approximately 17% of total revenues in 1997. Sales to three customers accounted for approximately 20%, 18% and 11%, respectively of total revenues in 1996.

COST OF PRODUCTS SOLD. Costs of products sold increased to $1,426,638 (100.3% of product sales) in 1997 from $894,841 (125% of product sales) in 1996. Costs of products sold increased as a percentage of product sales due to increased manufacturing overhead, larger square footage of manufacturing facilities and an increase in the number of manufacturing personnel in early 1997. During 1997, the Company reviewed the production efficiency, costs and regulations related to its manufacturing facilities, and as a result of this review, the Company decided to close its Singapore manufacturing facility. The Company expects the costs of products to decrease in 1998 due to the closure of facilities in Singapore and reduction in personnel.

RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased 8% to $665,475 in 1997 from $617,358 in 1996. In 1996, research and development efforts were expanded for product development for Saliva-Strip and Stat-Simple and rapid tests for hepatitis. In 1997, research and development efforts were focused primarily on Stat-Simple in order to submit this product to the FDA for marketing clearance, which occurred in February 1998. Additionally, in 1997, the Company was focused on cost controls in all departments, including research and development, and thus intentionally reduced these costs.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 34.7% to $5,270,955 in 1997 from $3,911,587 in 1996. The increase was primarily the result of increased legal fees related to litigation matters and securities filings and compliance matters in 1997 and compensation expenses related to the grant of stock options in 1997, offset by the result of cost cutting programs put in place to reduce administrative expenses. The Company expects selling, general and administrative expenses to decrease in 1998 due to the closure of facilities in Singapore and reduction in personnel.

WRITE-OFF OF GOODWILL. In September 1995, the Company purchased the minority interest in its 90% owned subsidiary, Saliva Diagnostic Systems (Asia) Ltd. ("SDS Asia") and the minority interest in SDS Asia's 83% owned subsidiary. The transaction was accounted for as a purchase and resulted in an excess of purchase price over net assets acquired of $600,000. In 1996, the Company reviewed its Singapore operations and concluded that the use of Singapore as a primary manufacturing source was no longer required. Accordingly, the Company assessed the recoverability of the remaining goodwill associated with the purchase of SDS Asia, which resulted in a write-off of the remaining goodwill, $540,000, at December 31, 1996.

RESTRUCTURING EXPENSE. Results of operations of 1997 included a charge associated with a restructuring plan designed to reduce costs and improve manufacturing and operational efficiencies. Under the plan, the Company closed its Singapore manufacturing operations in October 1997. The Company plans to out-source manufacturing previously performed in Singapore to qualified sources and locations. Total costs accrued in connection with the restructuring at the end of the third quarter of 1997 were $194,000 and included approximately $100,000 related to termination of employees, approximately $37,000 associated with the settlement of the lease obligation in Singapore, $47,000 for other costs related to closing the Singapore location and $10,000 non-cash charge for the write off of leasehold improvements. The change in the restructuring reserve during the fourth quarter of 1997 consisted of approximately $61,000 of additional employee termination costs and a $24,000 charge related to a portion of the cumulative foreign translation account related to the Singapore operation.

INTEREST EXPENSE AND LOAN FEES. Interest expense increased to $413,993 in 1997 from $28,861 in 1996. In March 1997, in connection with the sale of $1.5 million of 7.5% Convertible Debentures, due February 28, 1999 (the "Debentures"), a discount of $375,000 was recorded, resulting from an allocation of proceeds to the discounted conversion feature. This discount was written off to interest expense at June 30, 1997, in connection with the conversion of the Debentures.

INCOME TAXES. The Company is in a net deferred tax asset position and has generated net operating losses to date. Accordingly, no provision for or benefit from income taxes has been recorded in the accompanying statements of operations. The Company will continue to provide a valuation allowance for its deferred tax assets until it becomes more likely than not, in management's assessment, that the Company's deferred tax assets will be realized. See Note 9 of Notes to Consolidated Financial Statements.

      FIRST QUARTER OF 1998 COMPARED TO FIRST QUARTER OF 1997

REVENUES. The Company's revenues consist of product sales. Revenues decreased 13% to $197,578 in the first quarter of 1998 from $227,034 in the first quarter of 1997. The decrease in revenue was primarily attributable to delays in the transfer of manufacturing to outsourced manufacturing facilities. See "Cost of products sold" below. Sales to three customers represented approximately 68% of total revenues in the first quarter of 1998, and sales to four customers accounted for approximately 68% of total revenues in the first quarter of 1997.

COST OF PRODUCTS SOLD. Costs of products sold decreased to $252,700 (128% of product sales) in the first quarter of 1998 from $259,641 (114% of product sales) in the first quarter of 1997. Costs of products sold increased as a percentage of product sales due to reduced production levels in the first quarter of 1998.

The Company has designed and built equipment for automated production of its rapid tests at its Vancouver, Washington facility. However, the Company currently intends to outsource all manufacturing of its products.

RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses decreased 11% to $172,379 in the first quarter of 1998 from $194,712 in the first quarter of 1997, primarily as a result of reduced payroll and related expenses. Over the last year, the Company has focused on cost controls in all departments, including research and development, and thus intentionally reduced these costs.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased 32% to $646,377 in the first quarter of 1998 from $953,913 in the first quarter of 1997, primarily as a result of the closure of facilities in Singapore and a reduction in the number of administrative personnel.

INTEREST EXPENSE AND LOAN FEES. Interest expense decreased to $1,405 in the first quarter of 1998 from $8,578 in the first quarter of 1997.

INCOME TAXES. The Company is in a net deferred tax asset position and has generated net operating losses to date. Accordingly, no provision for or benefit from income taxes has been recorded in the accompanying statements of operations. The Company will continue to provide a valuation allowance for its deferred tax assets until it becomes more likely than not, in management's assessment, that the Company's deferred tax assets will be realized.

LIQUIDITY AND CAPITAL RESOURCES

      Since inception, the Company has financed its capital requirements through proceeds from its public offering of stock in March 1993 and the exercise of common stock purchase warrants pursuant to such offering, proceeds from sales of convertible debentures, proceeds from private placements of Common Stock, and the exercise of common stock purchase warrants and stock options. In March 1997, the Company raised net proceeds of approximately $1,380,000 (net of issuance costs of $120,000) from the private sale of the Debentures. In June 1997 and August 1997, the Company entered into three separate common stock subscription agreements for the issuance and sale of a total of 4,082,905 shares of Common Stock for an aggregate purchase price of $2,063,000, net of offering costs. In January 1998, the Company entered into a Securities Purchase Agreement with an investor for the issuance and sale of the 1998-A Preferred Stock for an aggregate purchase price of $1,380,000, net of offering costs.

      Cash used in operating activities was $3,896,427 in 1997. This was primarily a result of a net loss of $6,612,212, offset by the non-cash write-off of the discounted conversion feature of the Debentures, the amount of accrued interest on the Debentures which was converted to Common Stock, and a non-cash charge for compensation expense recorded on issuance of stock options. Cash used in operating activities was $1,099,166 in the first quarter of 1998, which was primarily a result of a net loss of $824,968, adjustments for depreciation and amortization, and a decrease in accounts payable and accrued expenses. Accounts payable and accrued expenses decreased in the first quarter of 1998 due to reduced production volume resulting from delays in the transfer of manufacturing to outsourced manufacturing facilities.

      Cash used in investing activities in 1997 was $14,438 and included the purchase of manufacturing equipment totaling $62,720. Cash provided by investing activities in the first quarter of 1998 was $29,946, which primarily represented proceeds from sale of property and equipment in Singapore.

      Cash provided by financing activities in 1997 was $3,405,797. This was the result of net proceeds of $2,063,414 from the issuance of Common Stock in July and August 1997 and net proceeds of $1,380,000 from the sale of the Debentures. Cash provided by financing activities in the first quarter of 1998 was $1,373,119, which was primarily a result of net proceeds from the sale of the 1998-A Preferred Stock.

      In March 1997, the Company received net proceeds of approximately $1,380,000 (net of issuance costs of $120,000) from the sale of the Debentures. In connection with the issuance of the Debentures, the Company also issued to Grayson & Associates, Inc. warrants to purchase up to 89,552 shares of the Company's Common Stock for a purchase price of $1.34 per share on or before March 14, 2002. In May and June 1997, the holders of the Debentures agreed to an acceleration of conversion and converted the Debentures into a total of 1,736,824 shares of Common Stock, plus interest in the form of 27,604 shares of Common Stock. In October 1997 and January 1998, the holders of the Debentures exercised their rights to receive an additional approximately 1,560,000 shares after certain conditions had been met. No further rights or obligations for the issuance of Common Stock are outstanding under the terms of the Debentures.

      A discount was recorded at the date of issuance of the Debentures, resulting from an allocation of proceeds to the discounted conversion feature, which was to be amortized to interest expense over the conversion period. Additionally, financing costs related to these Debentures were deferred and amortized, using the effective interest method, over the term of the Debentures. The discount and remaining unamortized financing costs of $375,000 and $99,800, respectively, were written off to interest expense and additional paid in capital, respectively, upon the early conversion of the Debentures.

      In June and August 1997, the Company entered into three separate common stock subscription agreements pursuant to which the Company issued and sold a total of 4,082,905 shares of its Common Stock for an aggregate purchase price of $2,063,000, net of offering costs. As a finder's fee, the Company paid $104,800 in cash and warrants to purchase 161,600 shares of the Common Stock for an exercise price of $0.50 per share, and 33,032 shares of the Common Stock for an exercise price of $0.72656 per share, all of which expire on June 30, 2002. Also in connection with the private placement, the Company issued warrants to purchase up to 100,000 shares of the Company's Common Stock, exercisable at any time from January 1, 1998 to January 1, 2003, at an exercise price of $1.00 per share.

      In connection with the private placement, the Company also entered into separate registration rights agreements under each of which the Company is required to file a registration statement covering resales of shares of the Common Stock. A registration statement on Form S-3 covering resales of such shares was declared effective on September 30, 1997. Because the Company is no longer eligible to file on Form S-3 due to the delisting of the Company's securities from Nasdaq, the Company has filed a post-effective amendment to the registration statement.

      On January 26, 1998, the Company entered into a Securities Purchase Agreement with an investor for the issuance and sale of the 1998-A Preferred Stock. Pursuant to the Securities Purchase Agreement, the Company sold a total of 1,500 shares of the 1998-A Preferred Stock to the investor for an aggregate purchase price of $1,500,000. The investor is entitled to receive a number of shares of the Company's Common Stock, upon conversion of the 1998-A Preferred Stock as determined by dividing the purchase price of the 1998-A Preferred Stock by the lesser of (i) $0.3375, and (ii) 80% of the average closing bid price of the Common Stock for the five trading days prior to conversion. The timing of conversion is subject to certain restrictions. The Securities Purchase Agreement provides for an additional offering of up to $1,500,000 of an additional series of the Company's preferred stock may be purchased at the investor's option upon substantially the same terms as the issuance and sale of the 1998-A Preferred Stock. This option must be exercised by the investor on or prior to September 26, 1998. See "Description of Securities - 1998-A Preferred Stock."

      The 1998-A Preferred Stock is convertible into Common Stock of the Company at a beneficial conversion ratio, and as a result, a discount of $300,000 was recorded at the date of issuance of the 1998-A Preferred Stock. The discount will be accreted to deemed preferred dividends over the conversion period, which ends July 25, 1998. Additionally, the Company incurred offering costs related to the 1998-A Preferred Stock totaling approximately $120,000. These offering costs are reflected as a discount to the 1998-A Preferred Stock and will be accreted as deemed preferred dividends over the conversion period, which ends July 25, 1998. At March 31, 1998, $197,708 had been recorded as deemed dividends, relating to the beneficial conversion ratio and offering costs. Additionally, the 1998-A Preferred Stock may be redeemed at the option on the holders under certain conditions, as specified in the Securities Purchase Agreement, which are outside the control of the Company. Accordingly, the 1998-A Preferred Stock has not been classified as stockholders' equity at March 31, 1998.

      In connection with the issuance and sale of the 1998-A Preferred Stock, the Company also entered into a separate registration rights agreement with the investor under which the Company is required to file a registration statement covering resales of shares of the Common Stock issuable upon conversion of the 1998-A Preferred Stock, which registration statement must be filed on or before February 26, 1998 and be declared effective by the Securities and Exchange Commission by April 26, 1998. A registration statement on Form S-3 was filed on February 26, 1998. Because the Company is no longer eligible to file on Form S-3 due to the delisting of the Company's securities from Nasdaq, the Company has filed an amendment to the registration statement.

      In connection with the issuance of the 1998-A Preferred Stock, the Company paid a cash fee of 7.5% of the gross proceeds and attorney's fees equal to 0.5% of the gross proceeds. The Company also issued warrants to purchase up to 750,000 shares of Common Stock at an exercise price of $0.3375 per share, which expire on January 26, 2003. In addition, the Company has agreed to issue additional warrants to purchase up to 250,000 shares of Common Stock if and when the investor exercises its option to purchase an additional series of the Company's preferred stock.

      The Company's capital requirements have been and will continue to be significant. The Company currently has an accumulated deficit due to its history of losses. The Company is dependent upon its effort to raise capital to finance its future operations, including the cost of manufacturing and marketing of its products, to conduct clinical trials and submissions for FDA approval of its products and to continue the design and development of its new products. Marketing, manufacturing and clinical testing may require capital resources substantially greater than the resources available to the Company. Despite the issuance and sale of the 1998-A Preferred Stock, substantial additional financing will be required in 1998. There can be no assurance that such financing will be achieved or that financings will be on terms favorable to the Company. The Company will continue to seek public or private placement of its equity securities and corporate partners to develop products. The Company's future capital needs will depend upon numerous factors, including the progress of the approval for sale of the Company's products in various countries, including the United States, the extent and timing of the acceptance of the Company's products, the cost of marketing and manufacturing activities and the amount of revenues generated from operations, none of which can be predicted with certainty. The Company's significant operating losses and capital requirements raise substantial doubt about the Company's ability to continue as a going concern.

YEAR 2000 ISSUE

      The Company is aware of the critical business issue of how existing computer software programs and operating systems will accommodate the Year 2000. Programs and systems that do not properly recognize date sensitive information upon the roll-over of the two-digit year value to "00" could generate erroneous data or cause systems to fail. Management is in the process of determining the impact the Year 2000 issue will have on the Company, both directly and indirectly through third parties such as suppliers. The Company intends to send a written request to its suppliers for an assessment of the impact the Year 2000 issue might have on their activities. Based upon information currently available, the Company does not expect the costs of addressing the Year 2000 issue will have a material impact on the Company's financial position or on its results of operations.

                    MARKET FOR REGISTRANT'S COMMON EQUITY
                      AND RELATED STOCKHOLDER MATTERS

      Until the close of market on March 10, 1998, the Company's common stock was included in The Nasdaq SmallCap Market under the symbol "SALV." The following table sets forth the high and low bid quotations as reported by the OTC Bulletin Board for the period March 10, 1998 through March 31, 1998, and as reported by The Nasdaq SmallCap Market for the other periods indicated. The market quotations represent prices between dealers, do not include retail markup, markdown or commissions, and may not represent actual transactions.



                              HIGH           LOW
1998

March 10 - March 31         $  0.31       $   0.15
January 1 - March 10           0.44           0.22

1997

First Quarter               $  2.06       $   1.16
Second Quarter                 1.78           0.94
Third Quarter                  1.47           0.63
Fourth Quarter                 1.22           0.31

1996

First Quarter               $  2.44       $   0.47
Second Quarter                 5.00           1.63
Third Quarter                  3.13           1.31
Fourth Quarter                 2.34           1.06

      Effective with the close of the market on March 10, 1998, the Company's securities were delisted from The Nasdaq SmallCap Market for failure to meet the new Nasdsaq continued listing requirements. Trading in the Company's securities is and will be conducted in the over-the-counter market on the OTC Bulletin Board, an electronic bulletin board established for securities that do not meet the Nasdaq listing requirements, or in what are commonly referred to as the "pink sheets." As a result of the Nasdaq delisting, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities. In addition, the Company's securities are subject to so-called "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities. Consequently, removal from the Nasdaq system may affect the ability or willingness of broker-dealers to sell the Company's securities and the ability of purchasers of the Company's securities to sell their securities in the secondary market.

      There were approximately 450 shareholders of record and 8,700 beneficial owners of the Company's common stock at May 18, 1998. There were no cash dividends declared or paid in fiscal years 1997 or 1996. The Company does not anticipate declaring such dividends in the foreseeable future.

      Warrants to purchase approximately 1.4 million shares of the Company's common stock at $1.25 per share, which were set to expire on March 31, 1998 and have been extended to June 30, 1998, traded on The Nasdaq SmallCap Market under the symbol "SALVW" until the close of market on March 10, 1998.

                                   MANAGEMENT

                            DIRECTORS OF THE COMPANY



      NAME OF DIRECTOR           AGE                POSITION WITH THE COMPANY
      ----------------           ---                -------------------------
      Kenneth J. McLachlan        51        President, Chief Executive Officer, Chief
                                            Financial Officer, Chief Accounting Officer
                                            and Director
      Hans R. Vauthier, Ph.D.     73        Director
      Eric F. Stoer, Esq.         53        Director

      The following are brief summaries of the business experience of the directors of the Company, including, where applicable, information as to other directorships held by each of them. There are no family relationships among any of the directors and executive officers of the Company.

KENNETH J. MCLACHLAN has served on the Board of Directors since December 1995. In December 1996, Mr. McLachlan was appointed by the Board to serve as the Company's President and Chief Executive Officer. Mr. McLachlan has served as the Company's Chief Financial Officer since June 1996, and as the Company's Chief Financial Officer and Chief Accounting Officer since September 1997. In 1993, Mr. McLachlan founded an international finance and consulting firm in the Netherlands. From 1988 to 1993, Mr. McLachlan served as Chief Financial Officer and Executive Vice President of Corange - Boehringer Mannheim, a privately-owned multinational health care group.

HANS R. VAUTHIER, PH.D. was appointed to the Board of Directors of the Company in May 1996 to fill the vacancy created by the resignation of Dr. Eugene Seymour. Since 1981, Dr. Vauthier has been a principal of Vauthier & Partner A.G., a consulting firm located in Basle, Switzerland which assists pharmaceutical companies in discovering and developing new products. Dr. Vauthier received his doctorate in economics and business administration from the University of Bern in Switzerland.

ERIC F. STOER, ESQ. was elected to the Board of Directors of the Company at its Annual Meeting of Shareholders in May 1997. Mr. Stoer has been a partner in the Washington, DC office of the law firm of Bryan Cave LLP since 1990. His practice is concentrated in the areas of corporate and business law with an international focus. Mr. Stoer has served on the boards of directors of a number of pharmaceutical testing and consulting companies, including Boehringer Mannheim Pharmaceuticals.

                    EXECUTIVE OFFICERS OF THE COMPANY

NAME                           AGE          CURRENT POSITION(S) WITH COMPANY
----------------------------------------------------------------------
Kenneth J. McLachlan            51          President, Chief Executive Officer, Chief
                                            Financial Officer and Chief Accounting Officer
David Barnes, MD                52          Managing Director, SDS International, Ltd.
Paul D. Slowey, Ph.D.           42          Chief Operating Officer and Vice President of
                                            Marketing

      The following are brief summaries of the business experience of the Executive Officers of the Company. For information on the business background of Mr. McLachlan, see "-- Directors of the Company."

DAVID BARNES, M.D. had served on the Board of Directors of the Company from November 1993 until May of 1997. Dr. Barnes has been the Managing Director of SDS International, Ltd. (UK) ("SDS-UK") since commencement of its operations. Prior to his position as Managing Director of SDS-UK, Dr. Barnes was Director of Medical Services for Hemotex Ltd., a laboratory service primarily involved with the insurance industry in the United Kingdom.

PAUL D. SLOWEY, PH.D. began employment as Director of Sales and Marketing at the Company in August 1996. In May 1997, Dr. Slowey was promoted to Chief Operating Officer and Vice President of Sales and Marketing of the Company. From February 1990 until he joined the Company, Dr. Slowey was employed at INCSTAR Corp., a Minnesota manufacturer of diagnostic products, as International Marketing Manager and Director of International Sales.

                   EXECUTIVE COMPENSATION AND OTHER MATTERS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

      The following table provides certain summary information for the 1995, 1996 and 1997 fiscal years concerning compensation awarded to, earned by or paid the Company's Chief Executive Officer and the other executive officer of the Company whose total annual salary and bonus exceeded $100,000 (collectively, the "named executive officers") for the fiscal year ended December 31, 1997.


                             SUMMARY COMPENSATION TABLE


                                                                       LONG TERM
                                                                     COMPENSATION
                              ANNUAL COMPENSATION (1)                --------------
                          --------------------------------------         AWARDS
                                                                       SECURITIES
                                                      OTHER            UNDERLYING
                           FISCAL                     ANNUAL             OPTIONS         ALL OTHER
                            YEAR      SALARY       COMPENSATION            (#)          COMPENSATION
                          ------- -------------- ---------------     --------------    -------------
Kenneth J. McLachlan (2)    1997      -            $180,000            1,000,000           -
 President and              1996      -              51,000                -               -
 Chief Executive Officer    1995      -             -                      -               -

David Barnes, MD (3)        1997    $135,000        -                   75,000             -
 Managing Director,         1996     135,000        -                      -               -
 SDS International, Ltd.    1995     131,750        -                   175,000            -


(1) Amounts shown include compensation earned in each respective fiscal year. No bonuses were paid in any of the fiscal years reported.

(2) Includes 1,000,000 options granted to International Business Consultants ("IBCO"), a Jersey company of which Mr. McLachlan is a principal, pursuant to a Management Consulting Agreement entered into as of December 5, 1997 between IBCO and the Company under which IBCO provides Mr. McLachlan's services to the Company. See "Certain Relationships and Related Transactions." Amounts paid in 1996 included payments to Mr. McLachlan pursuant to a consulting contract which commenced in June 1996 and which was superseded by the Agreement with IBCO. Mr. McLachlan has served as the Company's Chief Financial Officer since June 1996 and was appointed President and Chief Executive Officer by the Board of Directors in December 1996.

(3) Includes options to purchase 175,000 shares of Common Stock granted to Mr. Barnes in 1995 subject to shareholder approval of an increase in the Company's authorized number of common shares; such approval was obtained on February 20, 1997.

      In August 1994, the Company entered into an employment agreement with Dr. David Barnes for the position of Managing Director of SDS International, Ltd.
(UK). The employment agreement provides for an annual base salary of 79,200 (pound) (approximately US $135,000.00) plus the use of a car. If the agreement is terminated for any reason, Dr. Barnes is entitled to receive his base salary for the remaining term of the agreement through August 1998.

OPTIONS GRANTED IN LAST FISCAL YEAR

      The following table sets forth, for each of the named executive officers, information concerning options granted during the fiscal year ended December 31, 1997.



                                       INDIVIDUAL GRANTS
                        ------------------------------------------------- POTENTIAL REALIZABLE
                                                                            VALUE AT ASSUMED
                                      PERCENT OF                         ANNUAL RATES OF STOCK
                                    TOTAL OPTIONS                                PRICE
                                      GRANTED TO   EXERCISE                APPRECIATION FOR
                          OPTIONS     EMPLOYEES     PRICE   EXPIRATION      OPTION TERM (2)
            NAME        GRANTED(1)     IN 1997      ($/SH)     DATE           5%         10%
            ----        ----------     -------      ------     ----         -----      -----
Kenneth J. McLachlan    1,000,000 (3)    57%      $0.406     12-05-07      $661,300   $1,053,100

David Barnes, M.D.         75,000         4%      $0.406     12-05-07        49,600       79,000

(1) Options were granted at an exercise price equal to the fair market value of the Company's Common Stock on date of grant. Options granted were exercisable upon grant, and have a ten year term.

(2) The potential realizable value is calculated based on the term of the option at time of grant (10 years) and is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated price. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions.

(3) Options were granted to International Business Consultants, a Jersey company, of which Mr. McLachlan is a principal. See "-- Certain Relationships and Related Transactions."

OPTION EXERCISE AND HOLDINGS

      The following table provides certain information concerning the value of unexercised options held as of the end of the fiscal year with respect to the named executive officers. There were no options exercised by the named executive officers in the last fiscal year. All options held by the named executive officers are currently exercisable.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES



                                                   NUMBER OF
                                                   SECURITIES        VALUE OF
                                                   UNDERLYING      UNEXERCISED
                            SHARES                UNEXERCISED      IN-THE-MONEY
                           ACQUIRED                 OPTIONS          OPTIONS
                              ON        VALUE      AT FY-END        AT FY-END
                           EXERCISE    REALIZED    EXERCISABLE/     EXERCISABLE/
          NAME                (#)        ($)     UNEXERCISABLE    UNEXERCISABLE
------------------------- ----------- --------- ---------------- ----------------
Kenneth J. McLachlan          -          -        1,000,000  /  0     -  /  -

David Barnes, MD              -          -          358,000  /  0     -  /  -



CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In December 1997, the Company entered into a Management Consulting Agreement (the "Agreement") with International Business Consultants ("IBCO"), under which IBCO agreed to provide the services of Kenneth J. McLachlan as the Company's President and Chief Executive Officer from December 5, 1997 until December 31, 1998, with an automatic one year extension on January 1, 1999 and each year thereafter unless written notice is given by either the Company or IBCO 90 days prior thereto. Under the Agreement, IBCO will provide the services of Kenneth J. McLachlan as President and Chief Executive Officer of the Company in exchange for a base salary of $180,000 per annum or such greater amount as the Board of Directors of the Company may from time to time determine. Upon entering into the Agreement, IBCO was granted options to purchase 250,000 shares of the Company's Common Stock at $0.406 per share. IBCO was also granted options to purchase 750,000 shares of the Company's Common Stock at $0.406 per share as compensation for Mr. McLachlan's previous service to the Company. See "-- Summary of Cash and Certain Other Compensation." Additionally, under the Agreement, IBCO is entitled to an annual incentive bonus of 10% of the annual net income of the Company, during the term which IBCO renders services to the Company under the Agreement, payable, at the option of the Company, in cash or Common Stock of the Company. IBCO may be terminated for "cause" or "good reason", as defined in the Agreement.

      In January 1997, subsequent to his resignation as President and CEO of the Company in December 1996, Ronald Lealos filed a lawsuit against the Company in Superior Court in Clark County in the State of Washington. The complaint in the lawsuit alleged various breach of contract claims. This lawsuit was dismissed without prejudice as a prerequisite to a settlement agreement between Mr. Lealos and the Company. The parties did not reach a settlement and, in February 1998, Mr. Lealos filed a complaint against the

Company in the same court which alleged substantially the same claims. In March 1998, the Company filed an answer to the complaint and asserted numerous counterclaims against Mr. Lealos (the "Counterclaim"), including counterclaims for breach of fiduciary duty and conversion.

      In 1992, the Company loaned to Mr. Lealos, then President and Director of the Company, $93,000 to purchase shares of the Company's Common Stock. The loan accrues interest at 6% annually. In 1995, the sum of $9,175 was paid toward the principal of the loan, leaving a remaining principal balance of $83,825 due December 31, 1996. The loan is among the subjects of the Company's Counterclaim.

      In June and August 1997, the Company sold shares of its Common Stock in a private placement pursuant to Regulation D, promulgated under the Securities Act of 1933. Pursuant to common stock subscription agreements between the Company and the investors named therein, the Company sold a total of 4,082,905 shares of Common Stock for an aggregate purchase price of $2,063,000, net of issuance costs. Bermuda Trust Company, trustee for the Morar Trust, of which the children of Kenneth J. McLachlan are beneficiaries, was an investor in the private placement and purchased 200,000 shares for an aggregate purchase price of $100,000.

      Eric F. Stoer, a director of the Company, is a partner in the law firm of Bryan Cave LLP, which has provided legal services to the Company.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership of Common Stock of the Company as of May 18, 1998 as to (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director or nominee for director of the Company, (iii) each of the executive officers named in the Summary Compensation Table herein and (iv) all directors and executive officers as a group. Except as otherwise noted, the Company believes the persons listed below have sole investment and voting power with respect to the Common Stock owned by them.


                                                               COMMON STOCK
--------------------------------------------        -----------------------------------
                                                       NUMBER OF
                                                        SHARES         % SHARES
    NAME AND ADDRESS                                 BENEFICIALLY    BENEFICIALLY
                                                       OWNED (1)         OWNED
--------------------------------------------        -----------------------------------
    Kenneth J. McLachlan (2)
     607 Collingwood House
     Dolphin Square
     London SW1 3NF England                           1,700,000 (2)      5.0%

    Hans R. Vauthier
     Steinengraben 28
     Ch-4051
     Basel, Switzerland                                 250,000 (3)        *

    Eric F. Stoer, Esq.
     c/o Bryan Cave LLP
     700 Thirteenth Street
     Washington, DC  20005                              250,000 (4)        *

    David Barnes, M.D.
     c/o SDS International Ltd. (UK)
     11 Sovereign Close
     Sovereign Court
     London, England E1 9HW, UK                         358,000 (5)      1.0%

    Biscount Overseas Limited
     c/o International Securities Corp.
     310 Madison Avenue, Suite 501
     New York, NY  10017                             14,787,567 (6)      32.4%

    All Executive Officers and Directors
    as a group (five persons)                         2,635,800 (7)      7.0%

------------------------
*     Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting power and investment power with respect to shares. Shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days from May 18, 1998 are considered outstanding for the purpose of calculating the percentage of Common Stock owned by such person but not for the purpose of calculating the percentage of Common Stock owned by any other person.

(2) Includes 200,000 shares registered in the name of Bank of Bermuda Trust Company, trustee for the Morar Trust, an irrevocable trust established for the benefit of Mr. McLachlan's children. Also includes 500,000 shares registered in the name of Reads Trust Company Limited, trustee of an irrevocable trust established for the benefit of Mr. McLachlan's children. Mr. McLachlan has no power to vote or dispose of these shares pursuant to the terms of the trusts. Also includes options to purchase 1,000,000 shares of Common Stock which were granted to International Business Consultants, a Jersey company, of which Mr. McLachlan is a principal.

(3) Includes options to purchase 250,000 shares of Common Stock.

(4) Includes options to purchase 250,000 shares of Common Stock.

(5) Includes options to purchase 358,000 shares of Common Stock.

(6) Includes an estimated 6,000,000 shares of Common Stock issuable upon conversion of the 1998-A Convertible Preferred Stock (based on the assumption of conversion at the market price of the Company's Common Stock on the date of this Prospectus). Also includes an estimated 6,500,000 shares of Common Stock issuable upon the exercise of an option to purchase $1,500,000 of an additional series of convertible preferred stock upon substantially the same terms and conditions as the purchase of the 1998-A Preferred Stock (based on the assumption of conversion at the market price of the Company's Common Stock on the date of this Prospectus).

(7) Includes Kenneth J. McLachlan, Eric F. Stoer, Hans R. Vauthier, David Barnes and Paul D. Slowey, the current directors and executive officers of the Company. Includes options to purchase an aggregate of 1,933,000 shares of Common Stock.

                              SELLING SHAREHOLDERS

      None of the Selling Shareholders is an affiliate of the Company or has had any position, office or other material relationship with the Company within the past three years except as a shareholder of the Company or as noted below. The following table sets forth information with respect to the Selling Shareholders, based upon information provided to the Company by them.


                                Shares Beneficially
                                     Owned Prior to           Shares Being          Shares Beneficially
Name of Selling Shareholder                Offering                Offered     Owned After Offering (1)
-------------------------------------------------------------------------------------------------------
Mark Alt                                    100,000                100,000                           0
Sterling E. Baker                           122,500                100,000                      22,500
Linda Bidell                                200,000                200,000                           0
Collin Bingham Trust                         50,000                 50,000                           0
Tanner Payne Boyer Trust                     50,000                 50,000                           0
Brian Brammell                              187,000                145,000  (2)                 42,000
E. Paul Brodsky, CPA, IRA                    25,000                 25,000                           0
Mary L. Brodsky, IRA                         25,000                 25,000                           0
Carol Bruckner                               76,000                 75,000                       1,000
Center for Aids Research and
 Training, Inc.                             100,000                100,000                           0
The Covette Community
Property Trust                              100,000                100,000                           0
David Fitzpatrick                            50,000                 50,000                           0
David Freund                              2,285,714              2,285,714  (3)                      0
Gerald Grayson  (4)                         200,000                200,000                           0
Grayson & Associates, Inc. (5)              194,632                194,632  (6)                      0
Dean Greenberg                               50,000                 50,000                           0
Harvey Katzman                              127,250                100,000                      27,250
Hollywood Pins Co. Pension Plan             270,000                200,000                      70,000
Alan Lerner                                  20,000                 20,000                           0
Michael Lipkin                              100,000                100,000                           0
Sandy Linka                                  30,000                 30,000                           0
Gary Nathanson                              233,000                100,000                     133,000
Lisa Neuhof                                  25,000                 25,000                           0
Jack P. Slovak                               62,000  (7)            50,000                      12,000
Robert A. Slovak                             60,000                 50,000                      10,000
Stanton Law Corporation
 Profit Sharing Plan                         50,000                 50,000                           0
George L. Stanton                           130,000                100,000                      30,000
The Tail Wind Fund Ltd.                   2,151,277              2,151,277  (8)                      0
Linda Trester                                20,000                 20,000                           0
WCGMG, Inc., DBPP                           100,000                100,000                           0
Jacob Zamstein, MD                           65,000                 50,000                      15,000

Total                                     7,259,373              6,896,623                     362,750
=====                                     =========              =========                     =======

(1) Assumes all shares offered hereby are sold to persons who are not affiliates of the Selling Shareholders. The Selling Shareholders may, but are not required to, sell all shares offered hereby.

(2) Includes 45,000 shares which were issued in November 1996 upon the exercise of certain warrants acquired by Mr. Brammel.

(3) Includes 1,035,714 shares which have been issued upon the exercise of certain reset rights under the terms of the Subscription Agreement dated as of August 22, 1997 by and between the Company and David Freund.

(4) Mr. Grayson is a principal of Grayson & Associates, Inc., which was engaged by the Company to provide certain capital raising services through September 1997.

(5) In March 1997, Grayson & Associates, Inc. received a cash fee and warrants from the Company as compensation for assisting the Company with a private placement of debentures. Grayson & Associates, Inc. also received a cash fee and the Grayson Warrants in connection with the private placement of certain of the Shares.

(6) Includes 194,632 shares which may be issued upon exercise of the Grayson Warrants.

(7)   Includes 12,000 shares registered in the name of Slovak Family Trust.

(8) Includes 100,000 shares which may be issued upon exercise of the Tail Wind Warrants. Also includes 141,742 shares which will be issued in accordance with the terms of the Tail Wind Subscription Agreement.

      Of the Shares offered hereby, 2,632,905 were issued in July 1997 to Tail Wind and the Investors and 1,250,000 were issued in August 1997 to David Freund in a private placement pursuant to Regulation D of the Securities Act; 1,035,714 were issued in December 1997 to David Freund upon the exercise of certain reset rights under the terms of the Common Stock Subscription Agreement dated as of August 22, 1997 by and between Mr. Freund and the Company; 1,496,630 were issued to Tail Wind in April 1998 upon the exercise of certain reset rights under the terms of the Common Stock Subscription Agreement dated as of June 30, 1997 by and between Tail Wind and the Company (the "Tail Wind Subscription Agreement"); 141,742 will be issued to Tail Wind as additional reset shares in accordance with the terms of the Tail Wind Subscription Agreement; 100,000 are issuable upon the exercise of the Tail Wind Warrants; 194,632 are issuable upon the exercise of the Grayson Warrants and 45,000 were issued upon the exercise of warrants acquired by Brian Brammel in a private placement conducted by the Company pursuant to Regulation D in November 1995. The Grayson Warrants were issued as compensation in connection with the private placement of the Shares sold to the Investors and Tail Wind. The Grayson Warrants may be exercised at any time on or prior to June 30, 2002, 161,600 at an exercise price of $.50 per share and 33,032 at an exercise price of $.72656 per share. The Tail Wind Warrants were issued in connection with the private placement, and may be exercised at any time from January 1, 1998 to January 1, 2003 for an exercise price of $1.00 per share. Additional shares that may become issuable as a result of the anti-dilution provisions of the Tail Wind Warrants and the Grayson Warrants are also offered hereby pursuant to Rule 416 under the Securities Act.

                        DESCRIPTION OF SECURITIES

      GENERAL

      The Company's Certificate of Incorporation authorizes the Company to issue up to 50,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share. As of May 18, 1998, there were approximately 32,378,821 shares of Common Stock outstanding and 1,500 shares of Series 1998-A Convertible Preferred Stock outstanding.

      COMMON STOCK

      The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor.

      In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, including the 1998-A Preferred Stock (defined below), having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby, when issued against the consideration set forth in this Prospectus, will be, fully paid and nonassessable.

      1998-A PREFERRED STOCK

      In a private placement on January 26, 1998, the Company issued 1,500 shares of its 1998-A Preferred Stock. Pursuant to the terms of the 1998-A Preferred Stock, the holder has the right, exercisable at one or more times, at its option, to convert up to (i) twenty-five percent (25%) of the shares of 1998-A Preferred Stock initially issued to the holder at any time from and after April 26,1998, (ii) fifty percent (50%) of the shares of 1998-A Preferred Stock from and after May 26, 1998, (iii) seventy-five percent (75%) of the shares of 1998-A Preferred Stock from and after June 25, 1998, and (iv) all of the shares of 1998-A Preferred Stock from and after July 25, 1998.

      Upon conversion of the 1998-A Preferred Stock, the holder will be entitled to receive a number of shares of Common Stock determined by dividing the stated value of the 1998-A Preferred Stock ($1,000 per share), plus a dividend in the amount of 6% per annum of the stated value from the date of issuance (unless the Company elects to pay that dividend in cash), by a conversion price equal to the lesser of $.3375 or 20% of the average closing bid prices for shares of the Common Stock during the five-day period prior to conversion, subject to adjustment upon the occurrence of certain dilutive events. However, in no event will the holder be entitled to receive upon conversion a number of shares of that would result in the holder beneficially owning more than 4.99% of the outstanding shares of the Company's Common Stock. As of the date of this Prospectus, 140 shares of 1998-A Preferred Stock have been converted for a total of 1,537,567 shares of Common Stock, which includes 22,415 shares representing a dividend.

      The 1998-A Preferred Stock ranks prior to the Common Stock. In the event of liquidation, dissolution or winding up of the Company, the holder of the 1998-A Preferred

Stock is entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities, but prior to any distribution to holders of Common Stock.

      The foregoing summary is qualified in its entirety by the terms of the Common Stock and the Series 1998-A Convertible Preferred Stock.

                           PLAN OF DISTRIBUTION

      The Selling Shareholders may sell the shares in one or more transactions (which may involve one or more block transactions) on the over-the-counter markets on the OTC Bulletin Board and upon terms then prevailing or at prices related to the then current market price, or in separately negotiated transactions or in a combination of such transactions. The Common Stock offered hereby may be sold by one or more of the following methods, without limitation:
(a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) privately negotiated transactions; (e) short sales; and (f) face-to-face transactions between sellers and purchasers without a broker-dealer. The Selling Shareholders may also sell Shares in accordance with Rule 144 under the Securities Act. The Selling Shareholders may be deemed to be underwriters of the shares offered hereby within the meaning of the Securities Act.

      The Company has agreed to keep effective the registration of the Shares offered hereby for a period of not less than two years, until the date upon which all of the Shares offered hereby have been sold or until the date on which the Shares may be sold without registration, whichever is shorter.

      In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Such broker or dealers may receive commissions or discounts from the Selling Shareholders in amounts to be negotiated. All other expenses incurred in connection with this offering will be borne by the Company other than the Selling Shareholders' legal fees. Such brokers and dealers and any other participating brokers or dealers may, in connection with such sales, be deemed to be underwriters within the meaning of the Securities Act. Any discounts or commissions received by any such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

      The Company is bearing all of the costs relating to registration of the Shares, except commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the Shares and fees of counsel for the Selling Shareholders.

                              LEGAL MATTERS

      The validity of the securities being offered will be passed upon for the Company by Bryan Cave LLP, 700 Thirteenth Street, Washington, DC 20005.

                                 EXPERTS

      The financial statements of the Company for the fiscal year ended December 31, 1997 have been audited by Arthur Andersen LLP, independent certified public accountants, to the extent and for the periods set forth in their report with respect thereto, and are included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, and are incorporated herein by reference, in reliance upon such report given upon the authority of said firm as experts in auditing and accounting. The financial statements of the Company for the fiscal year ended December 31, 1996 have been audited by Hollander, Gilbert & Co., independent certified public accountants, to the extent and for the periods set forth in their report with respect thereto, and are included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, and are incorporated herein by reference, in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                          CHANGES IN ACCOUNTANTS

      On May 30, 1997, the Company dismissed its independent accountants, Hollander, Gilbert & Co. Such dismissal was recommended and approved by the Company's Board of Directors.

      The audit reports of Hollander, Gilbert & Co. on the Company's consolidated financial statements as of and for the fiscal years ended December 31, 1996 and 1995 did not contain an adverse opinion or a disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope, or accounting principles except: they were modified as to uncertainty of the Company to continue as a going concern. During fiscal years 1996 and 1995 and the subsequent interim period through May 30, 1997, there were no disagreements with Hollander, Gilbert & Co. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not satisfied to Hollander, Gilbert & Co.'s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its reports.

      Also on May 30, 1997, the Company engaged Arthur Andersen LLP to be its independent auditors. The Company did not consult with Arthur Andersen LLP at any time prior to its engagement regarding the application of accounting principles to a completed or contemplated specified transaction or the type of audit opinion that might be rendered on the Company's consolidated financial statements. Prior to engaging Arthur

Andersen LLP, the Company did not receive any written or oral advice from Arthur Andersen LLP on accounting, auditing, or financial reporting issues. The engagement was recommended and approved by the Company's Board of Directors and ratified by the Company's shareholders and the Company's annual meeting of shareholders held on May 30, 1997.

                INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

      The Delaware Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of shareholders or otherwise.

      Article Ten of the Company's Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 145 of the Delaware Corporation Law.

      The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

                          ADDITIONAL INFORMATION

      The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C., a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered by this Prospectus. This Prospectus, filed as part of such Registration Statement, does not contain all of the information set forth in, or annexed as exhibits to, the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this offering, reference is made to the Registration Statement, including the exhibits filed therewith, which may be inspected without charge at the Office of the Commission, 450 Fifth Street, NW, Washington, DC, 20549. Copies of the Registration Statement may obtained from the Commission at its principal office upon payment of prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the Registration Statement, each statement is qualified in all respects by reference to the applicable document filed with the Commission.

                             FINANCIAL STATEMENTS

      The Consolidated Financial Statements, together with the report thereon of Arthur Andersen LLP and Hollander, Gilbert & Co. are included in this report as follows:

      Report of Arthur Andersen LLP                                            F-2

      Report of Hollander, Gilbert & Co.                                       F-3

      Consolidated Balance Sheets as of December 31, 1997 and 1996             F-4

      Consolidated Statements of Operations -                                  F-5
         For the Years Ended December 31, 1997 and 1996

      Consolidated Statement of Stockholders' Equity -                         F-6
         For the Years Ended December 31, 1997 and 1996

      Consolidated Statements of Cash Flows -                                  F-7
         For the Years Ended December 31, 1997 and 1996

      Notes to Consolidated Financial Statements                               F-8

      Consolidated Balance Sheets as of March 31, 1998                        F-23
         and December 31, 1997 (Unaudited)

      Consolidated Statements of Operations -                                 F-24
         Three Months Ended March 31, 1998 and 1997 (Unaudited)

      Consolidated Statements of Cash Flows -                                 F-25
         Three Months Ended March 31, 1998 and 1997 (Unaudited)

      Notes to Consolidated Financial Statements                              F-26

                   Report of Independent Public Accountants

To the Board of Directors and Shareholders of Saliva Diagnostic Systems, Inc.:

We have audited the accompanying consolidated balance sheet of Saliva Diagnostic Systems, Inc. (an Oregon Corporation) as of December 31, 1997, and the related consolidated statement of operations, stockholders' equity and cash flows for the year ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Saliva Diagnostic Systems, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                Arthur Andersen LLP

Portland, Oregon,
March 23, 1998

                   Report of Independent Public Accountants

To the Board of Directors and Stockholders
Saliva Diagnostic Systems, Inc.:

We have audited the accompanying consolidated balance sheet of Saliva Diagnostic Systems, Inc. and subsidiaries as of December 31, 1996, and the related consolidated statement of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Saliva Diagnostic Systems, Inc. and subsidiaries as of December 31, 1996 and the results of operations, stockholders' equity and cash flows for the year then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's significant operating losses and significant capital requirements raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.



                                                Hollander, Gilbert & Co.

Los Angeles, California
March 21, 1997

                SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                                December 31,
                                                                    --------------------------------------
                                                                         1997                   1996
                                                                    ---------------        ---------------
ASSETS
Current assets:
 Cash and cash equivalents                                    $         271,312       $        776,380
 Accounts receivable, less allowance of $42,000(1997)
  and $0 (1996)                                                         154,052                178,436
 Inventories                                                            458,177                268,431
 Prepaid expenses                                                        51,876                 34,425
                                                                    ---------------         --------------
   Total current assets                                                 935,417              1,257,672

 Property and equipment, less accumulated
   depreciation of $995,853(1997) and $792,309(1996)                    434,457                493,649
 Deposits                                                                40,162                188,647
 Restricted cash                                                        120,500                120,500
 Patents and trademarks, less accumulated
   amortization of $48,375 (1997) and $39,183 (1996)                    108,541                117,733
                                                                    ===============         ==============
                                                              $       1,639,077       $      2,178,201
                                                                    ===============         ==============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                             $         670,400       $        277,292
 Accrued expenses                                                     1,473,944                540,781
 Accrued interest payable                                                68,240                 68,240
 Current portion of long-term debt and
  obligations under capital leases                                       33,779                 35,057
                                                                    ---------------         --------------
   Total current liabilities                                          2,246,363                921,370
Long-term debt and obligations under capital
 leases, net of current portion                                          59,401                 96,199
                                                                    ---------------         --------------
   Total liabilities                                                  2,305,764              1,017,569

Commitments and contingencies (Note 13)

Shareholders' equity:
 Preferred stock, no par value, 1,000,000 shares
  authorized (1997), none issued and outstanding                              -                      -
 Common stock, $.01 par value, 50,000,000
  shares authorized (1997), 25,000,000 shares
  authorized (1996), issued and outstanding:
  29,344,624 (1997) and 22,090,785 (1996)                               293,447                220,908
 Additional paid-in capital                                          27,701,417             22,998,052
 Note receivable from shareholder for stock                             (83,825)               (83,825)
 Currency translation adjustment                                        (51,268)               (60,257)
 Accumulated deficit                                                (28,526,458)           (21,914,246)
                                                                    ---------------         --------------
  Total stockholders' equity                                           (666,687)             1,160,632
                                                                    ===============         ==============
                                                              $       1,639,077       $      2,178,201
                                                                    ===============         ==============


      The accompanying notes are an integral part of these balance sheets.

                SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                         Years Ended December 31,
                                                                   --------------------------------------
                                                                         1997                 1996
                                                                   -----------------    -----------------
Revenues:
 Product sales                                                  $      1,422,296      $       715,780
 Technology licensing income                                              -                    24,870
                                                                   --------------        -------------
  Total revenues
                                                                       1,422,296              740,650

Costs and expenses:
 Cost of products sold                                                 1,426,638              894,841
 Research and development expense                                        665,475              617,358
 Selling, general and administrative
  expense                                                              5,270,955            3,911,587
Write-off of goodwill                                                          -              540,000
Restructuring expense                                                    278,537                    -
                                                                   --------------        -------------
 Loss from operations                                                 (6,219,309)          (5,223,136)


Interest income                                                           28,850               99,418
Interest expense                                                        (413,993)             (28,681)
Other expense                                                             (7,760)                   -
                                                                   --------------
 Net loss                                                       $     (6,612,212)     $    (5,152,399)
                                                                   ==============        =============

Basic and diluted net loss per share                            $          (0.27)     $         (0.26)
                                                                   ==============        =============
Shares used in basic and diluted per share calculations               24,894,900           20,100,000
                                                                   ==============        =============




















   The accompanying notes are an integral part of these financial statements.

                SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                           Additional                      Currency
                                     Common Stock            Paid-in          Note       Translation    Accumulated
                                Shares        Amount         Capital       Receivable     Adjustment      Deficit          Total
                              ------------------------------------------------------------------------------------------------------
Balances, December 31, 1995      13,176,366    $ 131,764      $ 17,726,078     $ (83,825)  $ (34,859)  $ (16,761,847)   $   977,311

Exercise of warrants              2,580,861       25,807         2,444,711                                                2,470,518
Exercise of stock options           104,750        1,048            75,802                                                   76,850
Issuance of shares in
 settlement agreement                16,500          166            53,584                                                   53,750
Convertible debentures payable
 converted into common stock      6,212,308       62,123         2,697,877                                                2,760,000
Currency translation
 adjustment                                                                                  (25,398)                       (25,398)
Net loss                                                                                                  (5,152,399)    (5,152,399)
                               -----------------------------------------------------------------------------------------------------
Balances, December 31, 1996      22,090,785      220,908        22,998,052       (83,825)    (60,257)    (21,914,246)     1,160,632
Beneficial conversion
 feature related to
 Convertible Debentures
 issued March 1997                                                 375,000                                                  375,000
Conversion of Debentures
 into common stock                1,736,824       17,368         1,482,632                                                1,500,000
Write-off of unamortized
 financing costs                                                   (99,800)                                                 (99,800)
Issuance of common stock
 pursuant to Debenture
 and private placement
 conversion reset provisions      1,399,356       13,994           (13,994)                                                       -
Issuance of common stock
 in payment of interest
 on Debentures                       27,604          276            29,119                                                   29,395
Sale of common stock in
 private placements               4,082,905       40,829         2,022,585                                                2,063,414
Exercise of stock options             7,150           72               386                                                      458
Compensation expense on
 issuance of stock options                                         907,437                                                  907,437
Currency translation adjustment                                                                8,989                          8,989
Net loss                                                                                                  (6,612,212)    (6,612,212)
                                ----------------------------------------------------------------------------------------------------
Balances, December 31, 1997      29,344,624      293,447      $ 27,701,417     $ (83,825)  $ (51,268)  $ (28,526,458)   $  (666,687)
                                ====================================================================================================

  The accompanying notes are an integral part of these financial statements.

                SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                             Year Ended December 31,
                                                                     ----------------------------------------
                                                                           1997                   1996
                                                                     ----------------       -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                             $    (6,612,212)        $    (5,152,399)
Adjustments to reconcile net loss to net cash
 provided by (used in) operating activities:
  Depreciation and amortization                                              225,606                 290,929
  Compensation expense on issuance of stock options                          907,437                       -
  Net loss on disposal of assets                                              25,900                       -
  Shares issued in lieu of fees and expenses                                       -                  53,750
  Interest expense related to conversion of Debentures                       404,395
  Write-off of goodwill                                                            -                 540,000
  Currency translation adjustment                                              8,989                 (25,398)
Changes in current assets and liabilities:
 Accounts receivable                                                          24,384                (135,145)
 Inventories                                                                (189,746)                 31,730
 Prepaid expenses and deposits                                               (17,451)                 (5,469)
 Accounts payable and accrued expenses                                     1,326,271                 336,532
                                                                         -------------           -------------
  Net cash used in operating activities                                   (3,896,427)             (4,065,470)
CASH FLOWS FROM INVESTING ACTIVITIES:
 Placement of restricted cash                                                      -                (120,500)
 Acquisitions of property and equipment                                      (62,770)               (214,418)
 Deposits                                                                     48,332                (118,628)
 Other assets                                                                      -                     124
                                                                         -------------           -------------
  Net cash used in investing activities                                      (14,438)               (453,422)
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of Common Stock, net of
   issuance costs                                                          2,063,414                       -
 Proceeds from convertible debentures, net of
   issuance costs                                                          1,380,000                       -
 Principal payment of convertible debentures                                       -                 (25,000)
 Notes payable and interim financing, net                                          -                 109,476
 Repayment of long term debt and capital lease obligations                   (38,075)                (24,586)
 Exercise of Common Stock options and warrants                                   458               2,547,368
                                                                         -------------           -------------
  Net cash provided by financing activities                                3,405,797               2,607,258
                                                                         -------------           -------------

  Net increase (decrease) in cash and cash equivalents                      (505,068)             (1,911,634)
    Cash and cash equivalents, beginning of period                           776,380               2,688,014
                                                                         =============           =============
    Cash and cash equivalents, end of period                         $       271,312         $       776,380
                                                                         =============           =============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest                                             $         7,800         $        10,144
SUPPLEMENTAL DISCLOSURE OF NON-CASH INFORMATION:
  Conversion of deposit to property and equipment                    $       100,153         $             -
  Shares issued in lieu of fees and expenses                                       -                  53,750
  Conversion of Debentures into Common Stock                               1,380,000                       -


  The accompanying notes are an integral part of these financial statements.

                SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

Saliva Diagnostic Systems, Inc. (the "Company") develops rapid immunoassays utilizing immunochromatography for the detection of antibodies to selected pathogens, such as the HIV, the virus that causes AIDS, and Helicobacter pylori, a bacteria linked to peptic ulcers and gastric cancer. In addition, the Company develops proprietary specimen collection devices and other diagnostic devices.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, SDS International, Ltd. and Saliva Diagnostic Systems (Asia) Ltd. All significant intercompany accounts and transactions have been eliminated.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consists of cash and short-term highly liquid investments purchased with original or remaining maturities of three months or less.

INVENTORIES

Inventories are stated at the lower of cost or market determined on a first-in, first-out (FIFO) basis.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. Depreciation is computed on the straight-line method based upon the estimated useful life of the assets. Leasehold improvements are amortized over the life of the related lease. Useful lives are generally as follows:

      Office furniture and equipment    five to seven years
      Machinery and equipment           seven years
      Exhibits                          seven years
      Vehicles                          five years

PATENTS AND TRADEMARKS

The costs of patents and trademarks are being amortized on the straight line method over 17 years.

REVENUE RECOGNITION

Revenue is recognized when products are shipped to customers.

PRODUCT LIABILITY

The Company has not established any allowance for product liability at present because of the limited distribution of its product and limited history which reflect no instance of problems with product liability.

RESEARCH AND DEVELOPMENT

Research and development expenditures include those costs associated with the Company's on-going research and development activities. All research and development costs are expensed as incurred.

INCOME TAXES

The Company is in a net deferred tax asset position and has generated net operating losses to date. Accordingly, no provision for or benefit from income taxes has been recorded in the accompanying statements of operations. The Company will continue to provide a valuation allowance for its deferred tax assets until it becomes more likely than not, in management's assessment, that the Company's deferred tax assets will be realized.

CURRENCY TRANSLATION

The local currency is the functional currency in the Company's foreign subsidiaries. Assets and liabilities of the foreign subsidiaries are translated to U.S. dollars at current rates of exchange, and revenues and expenses are translated using weighted average rates during the year. Foreign currency translation adjustments are included as a separate component of shareholders' equity. Foreign currency transaction gains and losses are included as a component of other income and expense, in the consolidated statements of operations.

LOSS PER SHARE

In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS
128). SFAS 128 changes the standards for computing and presenting earnings per share (EPS) and supersedes Accounting Principles Board Opinion No. 15, "Earnings per Share." SFAS 128 simplifies the standards for computing earnings per share and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. This Statement requires restatement of all prior-period EPS data presented.

As it relates to the Company, the principal differences between the provisions of SFAS 128 and previous authoritative pronouncements are the exclusion of common stock equivalents in the determination of Basic Earnings Per Share and the market price at which common stock equivalents are calculated in the determination of Diluted Earnings Per Share.

Basic earnings per common share is computed using the weighted average number of shares of common stock outstanding for the period. Diluted earnings per common share is computed using the weighted average number of shares of common stock and dilutive common equivalent shares related to stock options and warrants outstanding during the period.

The adoption of SFAS 128 had no effect on previously reported loss per share amounts for the year ended December 31, 1996. For the years ended December 31, 1997 and 1996, primary loss per share was the same as basic loss per share and fully diluted loss per share was the same as diluted loss per share. A net loss was reported in 1997 and 1996, and accordingly, in those years the denominator was equal to the weighted average outstanding shares with no consideration for outstanding options and warrants to purchase shares of the Company's common stock, because to do so would have been anti-dilutive. Stock options for the purchase of 3,153,500 and 1,815,250 shares at December 31, 1997 and 1996, respectively, and warrants for the purchase of 1,947,216 and 1,530,000 shares at December 31, 1997 and 1996, respectively, were not included in loss per share calculations, because to do so would have been anti-dilutive.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the short-term nature of these instruments. Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument when available. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

CONCENTRATION OF CREDIT RISK

Financial instruments which subject the Company to concentrations of credit risk consist primarily of trade receivables from large domestic and foreign companies. Sales to one customer accounted for approximately 17% of total product sales in 1997. Sales to three customers, accounted for approximately 20%, 18%, and 11% respectively, of total product sales in 1996. At December 31, 1997 accounts receivable from two customers comprised 32% and 27%, respectively of total net accounts receivable. The Company's foreign sales in 1997 and 1996 were 41% and 55% of total sales, respectively.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results could differ from those estimates.

RECLASSIFICATIONS

Certain 1996 balances have been reclassified to conform with the current year's presentation.

EFFECT OF RECENT ACCOUNTING PRONOUNCEMENTS

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130), which establishes requirements for disclosure of comprehensive income and is effective for the Company's fiscal year ending December 31, 1998. Reclassification of earlier financial statements for comparative purposes is required. The Company believes the implementation of this statement will not have a material effect on its financial statement disclosures.

2. SUBSTANTIAL DOUBT REGARDING ABILITY TO CONTINUE AS A GOING CONCERN

SIGNIFICANT OPERATING LOSSES - ACCUMULATED DEFICIT

Since July 1990, the Company has been engaged almost exclusively in research and development activities focused on developing proprietary saliva based collection devices and rapid assays for infectious diseases. Other than sales of the Company's collection devices, the Company has not yet commenced any significant product commercialization. The Company has incurred significant operating losses since its inception, resulting in an accumulated deficit of $28,526,458 at December 31, 1997. Such losses are expected to continue for the foreseeable future and until such time, if ever, as the Company is able to attain sales levels sufficient to support its operations. There can be no assurance that the Company will achieve or maintain profitability in the future. Despite the Company's stock financing in January 1998 (see Note 15), substantial additional financing will be required in 1998. There can be no assurances that such financing will be achieved.

The Company's capital requirements have been and will continue to be significant. The Company's capital base is smaller than that of many of its competitors, and there can be no assurance that the Company's cash resources will be able to sustain its business. The Company is dependent upon its effort to raise capital to finance its future operations, including the cost of development, manufacturing and marketing of its products, to conduct clinical trials and submissions for FDA approval of its products and to continue the design and development of its new products. Marketing, manufacturing and clinical testing may require capital resources substantially greater than the resources available to the Company. The Company will continue to seek public or private placement of its equity securities and corporate partners to develop products. The Company's future capital needs will depend upon numerous factors, including the progress of the approval for sale of the Company's products in various countries, including the United States, the extent and timing of the acceptance of the Company's products, the cost of marketing and manufacturing activities and the amount of revenues generated from operations, none of which can be predicted with much certainty. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company's significant operating losses and significant capital requirements, however, raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3. RESTRUCTURING

Results of operations of 1997 included a charge associated with a restructuring plan designed to reduce costs and improve manufacturing and operational efficiencies. Under the plan, the Company closed its Singapore manufacturing operations in October 1997. The Company plans to out-source manufacturing previously performed in Singapore to qualified sources and locations. Total costs accrued in connection with the restructuring at the end of the third quarter of 1997 were $194,000 and included approximately $100,000 related to termination of employees, approximately $37,000 associated with the settlement of the lease obligation in Singapore, $47,000 for other costs related to closing the Singapore location and $10,000 non-cash charge for the write-off of leasehold improvements. The change in the restructuring reserve during the fourth quarter of 1997 consisted of approximately $61,000 of additional employee termination costs and a $24,000 charge related to portion of the cumulative foreign translation account related to Singapore operation.

4. INVENTORIES

Inventories consisted of the following:


                                         December 31,
                                  ---------------------------
                                       1997          1996
                                     ---------     ----------
       Raw materials              $   280,438    $   253,000
       Work in process                 11,569          2,495
       Finished goods                 166,170         12,936
                                  ============   ============
                                  $   458,177    $   268,431
                                  ============   ============

5. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

                                         December 31,
                                     ------------------------
                                       1997           1996
                                     ---------      ---------
Office furniture and equipment    $    57,988    $   114,041
Machinery and equipment             1,105,025        861,957
Leasehold improvements                 71,568         97,582
Vehicles                              164,774        181,423
Exhibits                               30,955         30,955
                                     ---------      ---------
                                    1,430,310      1,285,958

  Less: accumulated depreciation
   and amortization                  (995,853)      (792,309)
                                     ---------      ---------
                                  $   434,457    $   493,649
                                     =========      =========

6. ACCRUED EXPENSES

Accrued expenses consisted of the following:

                                         December 31,
                                     ------------------------
                                       1997           1996
                                     ---------      ---------
Accrued wages and salaries        $   493,352     $  149,599
Accrued payroll taxes                  92,144        131,681
Accrued restructuring expenses        135,522              -
Accrued litigation expenses           750,000        250,000
Other accrued liabilities               2,926          9,501
                                     ---------      ---------
                                  $ 1,473,944     $  540,781
                                     =========      =========


7. SHAREHOLDERS' EQUITY

On February 20, 1997, at a Special Meeting of Shareholders, the shareholders of the Company approved an amendment to the Company's Certificate of Incorporation increasing the number of authorized shares of the Company's Common Stock, par value $.01 per share, from 25,000,000 to 33,000,000 shares.

On November 21, 1997, at a Special Meeting of Shareholders, the shareholders of the Company approved an amendments to the Company's Certificate of Incorporation
(i) increasing the number of authorized shares of the Company's Common Stock, par value $.01 per share, from 33,000,000 to 50,000,000, and (ii) authorizing the creation of a new class of stock, designated "Preferred Stock." The Preferred Stock is issuable in one or more series on terms and conditions to be established by the Board of Directors of the Company. Designations, preferences, conversion rights, cumulative rights, and relative, participation, optional and other rights, including voting rights, qualifications, limitations or restrictions, thereof, are determined by the Board of Directors of the Company.

CONVERSION OF CONVERTIBLE DEBENTURES IN 1996

During 1995, the Company sold privately $3,685,000 of its 9% convertible debentures payable on October 31, 1996. During 1996, certain debenture holders converted $2,760,000 principal amount of debentures into 6,212,308 shares of common stock. At December 31, 1996, all of the debentures had been converted into shares of common stock.

WARRANTS OUTSTANDING

In March 1993, in connection with its initial public offering, the Company issued publicly traded warrants to purchase 1,380,000 shares of the Company's stock at $1.25, which expire on March 31, 1998.

In 1995, in connection with consulting services rendered, the Company issued warrants to purchase 400,000 shares of the Company's Common Stock at $1.00 per share, which expire on

March 31, 1998, of which warrants to purchase 90,000 shares were outstanding at December 31, 1997.

In November 1995, the Company issued warrants to purchase 95,000 shares of the Company's Common Stock at 50% of the Nasdaq closing bid price of the day prior to exercise, which expire on November 1, 2001, of which warrants to purchase 60,000 shares were outstanding at December 31, 1997.

In March 1997, in connection with the sale of Convertible Debentures, the Company issued warrants to purchase 89,552 shares of the Company's Common Stock at $1.34 per share, which expire on March 14, 2004, all of which were outstanding at December 31, 1997.

In September 1997, in connection with private placements, the Company issued warrants to purchase 194,632 shares of the Company's Common Stock at $0.50 per share, and 33,032 shares of the Company's Common Stock at $0.72656 per share which expire on June 30, 2002, and 100,000 shares of the Company's Common Stock at $1.00 per share which expire on January 1, 2003, all of which were outstanding at December 31, 1997.

1997 FINANCINGS

In March 1997, the Company raised net proceeds of approximately $1,380,000 (net of issuance costs of $120,000) from the private sale of the 7.5% convertible debentures due February 28, 1999 (the "Debentures"). In connection with the issuance of the Debentures, the Company also issued warrants to Grayson & Associates, Inc. ("Grayson") in consideration of certain financial consulting services performed on behalf of the Company related to the sale of the Debentures. The warrants entitle the holder thereof to purchase up to 89,552 shares of Common Stock from the Company for a purchase price of $1.34 per share on or before March 14, 2002. (The warrantholder has certain demand and piggyback registration rights with respect to the shares that may be issued upon exercise of the warrants.) In May and June 1997, the holders of the Debentures agreed to an acceleration of conversion and to hold the Common Stock issued pursuant to such conversion (the "Early Conversion Shares") in accordance generally with the original conversion schedule. On June 5, 1997, $800,000 in principal amount of the Debentures were converted into a total of 833,598 shares of the Company's Common Stock and on June 30, 1997 the remaining $700,000 in principal amount of the Debentures were converted into a total of 903,226 shares of the Company's Common Stock. A total of $29,395 of accrued interest on the converted Debentures payable June 30, 1997 was paid to holders of the Debentures in the form of 27,604 shares of the Company's Common Stock. In addition, the Company agreed to certain conversion reset provisions, pursuant to which the holders of the Early Conversion Shares may receive certain additional shares of the Company's Common Stock under certain conditions. In accordance with such provisions, one holder of the Debentures exercised his right to receive an additional 57,720 shares on October 15, 1997 and 342,330 shares on January 9, 1998, and the other holder of the Debentures exercised its right to receive an additional 305,922 shares on November 5, 1997 and 856,521 shares on January 9, 1998. No further rights or obligations for the issuance of Common Stock are outstanding under the terms of the Debentures.
                                      F-14

The number of shares of Common Stock issuable upon the conversion of the Debentures was determined by dividing the principal amount of the Debentures converted by the Conversion Price, as defined in the Debentures. The conversion price was defined as the lesser of 115% of Company's Common Stock market price at issuance of the Debenture (i.e. $1.9191 per share) or 80% of the Company's Common Stock market price at conversion of the Debenture.

A discount had been recorded at the date of issuance of the Debentures, resulting from an allocation of proceeds to the discounted conversion feature, which was to be amortized to interest expense over the conversion period. Additionally, financing costs related to these Debentures were deferred and amortized, using the effective interest method, over the term of the Debentures. The discount and remaining unamortized financing costs of $375,000 and $99,800, respectively, were written off to interest expense and additional paid in capital, respectively, upon conversion of the Debentures.

On June 30, 1997, the Company entered into two separate common stock subscription agreements for the issuance and sale of shares of the Company's Common Stock pursuant to Regulation D, promulgated under the Securities Act of 1933, as amended (the "Offering"). Pursuant to a Common Stock Purchase Agreement between the Company and certain investors named therein (the "Investors"), the Company sold a total of 2,420,000 shares of Common Stock to the Investors for an aggregate purchase price of $1,210,000, $612,500 of which was subscribed for by Investors as of June 30, 1997. Pursuant to a Common Stock Purchase Agreement between the Company and The Tail Wind Fund Ltd. ("Tail Wind"), the Company sold a total of 412,905 shares of Common Stock to Tail Wind for an aggregate purchase price of $300,000. The closing on $337,500 principal amount of the Offering to the Investors and $300,000 principal amount of the Offering to Tail Wind took place on July 14, 1997; the closing of $547,500 principal amount of the Offering to the Investors took place on July 17, 1997; and the closing of the remaining $325,000 principal amount of the Offering to the Investors took place on July 22, 1997.

On August 22, 1997, the Company entered into a Common Stock Subscription Agreement for the issuance and sale of shares of the Company's Common Stock pursuant to Regulation D, (the "August Offering.") Pursuant to a Common Stock Purchase Agreement between the Company and an investor named therein (the "August Investor") the Company sold a total of 1,250,000 shares of Common Stock for an aggregate purchase price of $750,000. The Closing of the August Offering took place on August 26, 1997.

Tail Wind and the August Investor are entitled to receive additional shares of Common Stock under their respective agreements subject to certain conditions related to the trading price of the Company's Common Stock during a specified period. In accordance with such provisions, the August Investor exercised his right to receive an additional 1,035,714 shares on December 16, 1997. Tail Wind may still be able to exercise its rights under certain circumstances. The Common Stock purchased in the Offering and the August Offering (collectively referred to as "the Offerings") is subject to certain resale restrictions. In connection with the Offerings, the Company also entered into separate registration rights agreements with the Investors, Tail Wind, and the August Investor under each of which the Company is required to file a registration statement covering resales of shares of the Common Stock sold in the Offering within 30 days after the date on which the closing relating to those shares occurred. A registration statement on Form S-3 covering resales of such shares was declared effective on September 30, 1997. Because the Company is no longer eligible to file on Form S-3 due to the delisting of the Company's securities from Nasdaq, the Company intends to file a post effective amendment to the registration statement on Form SB-2.

In connection with the Offerings, the Company paid a finder's fee to Grayson & Associates, Inc. ("Grayson") of $104,800 in cash and warrants to purchase 161,600 shares of the Company's Common Stock for an exercise price of $0.50 per share, and 33,032 shares of the Company's Common Stock for an exercise price of $0.72656 per share, all of which expire on June 30, 2002. The Company also issued to Tail Wind warrants to purchase up to 100,000 shares of the Company's Common Stock, exercisable at any time from January 1, 1998 to January 1, 2003, at an exercise price of $1.00 per share. Grayson and Tail Wind have certain registration rights with respect to the shares of Common Stock that may be issued upon exercise of their respective warrants. The registration statement on Form S-3 which was declared effective on September 30, 1997, covered resales of these shares.

NOTE RECEIVABLE RELATED TO SALE OF STOCK

In January 1992, the Company sold to its President, who resigned in December 1996, 366,912 shares of common stock for $92,970 for a note payable to the Company in that amount. In 1995, $9,145 of principal on the note was paid. The note bore interest at 6% per annum, and was originally due December 1994, but later extended until December 1995. In December 1995, the Company extended the note for another year. The note was due on December 31, 1996 and, at December 31, 1997, $83,825 plus unpaid accrued interest was outstanding.

8. STOCK-BASED COMPENSATION PLANS

The Company has two stock option plans, a "1992 Plan", under which 350,000 shares of its common stock have been reserved for issuance, and a "1994 Plan", under which 350,000 shares of its common stock have been reserved for issuance. Under both plans, the Company's Board of Directors may grant either incentive stock options with an exercise price of not less than the fair market value of the common stock at the date of grant or non-qualified stock options with an exercise price of not less than 85% of the fair market value of the common stock at the date of grant. The Board of Directors shall determine the period of each option and the time or times at which options may be exercised and any restrictions on the transfer of stock issued upon exercise of any options. Both plans also provide for certain automatic grants to each non-employee director at a price of 100% of fair market value of the common stock at the time of grant. Options generally vest over a period of six months and are exercisable over a period of five years. The following table summarizes all stock option activity for options granted under the 1992 Plan and the 1994 Plan, and for non-plan options, during the years ended December 31, 1997 and 1996:



                                          Number of          Option Price
                                           Shares               Range
                                       ----------------    -----------------
Outstanding at December 31, 1995             1,623,500      $0.60 - $6.88
Options granted                                302,500       0.43 - 2.38
Options exercised                             (104,750)      0.60 - 2.38
Options expired or canceled                     (6,000)      0.60 - 1.38
                                       ----------------    -----------------
Outstanding at December 31, 1996             1,815,250       0.43 - 6.88
Options granted                              1,750,000           0.41
Options exercised                               (7,150)      0.43 - 0.60
Options expired or canceled                   (404,600)      0.43 - 2.38
                                       ----------------    -----------------
Outstanding at December 31, 1997             3,153,500      $0.41 - $6.88
                                       ================    =================

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123

The Company has adopted the disclosure provisions of Financial Accounting Standards Board Statement No. 123 ("SFAS 123") which defines a fair value based method of accounting for employee stock options and similar equity instruments and encourages all entities to adopt that method of accounting for all employee stock-based compensation plans. However, SFAS 123 also allows an entity to continue to measure compensation cost for such plans using the method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"). Entities electing to remain with the accounting as prescribed by APB 25 must make pro forma disclosures of net income and, if presented, earnings per share, as if the fair value based method of accounting defined in SFAS 123 had been adopted.

The Company has elected to account for its stock-based compensation plans using APB 25. The Company has computed, for pro forma disclosure purposes, the value of options granted during fiscal year 1997 and 1996 using the Black-Scholes pricing model.

The following weighted average assumptions were used in the computations for the years ended December 31, 1997 and 1996:


                                             1997                1996
                                       ----------------    ------------------
Expected dividend yield                      0%                     0%
Expected stock price volatility             203%                  150%
Risk-free interest rate                      6%                     6%
Expected life of options - years            five                  three



The total value of options granted during 1997 and 1996 was $805,000 and $366,200, respectively, which vested upon grant. The weighted average fair value of options granted during 1997 and 1996 was $0.46 and $1.21, respectively.

If the Company had accounted for its stock-based compensation plans in accordance with SFAS 123, the Company's net loss and net loss per share would have approximated the pro forma amounts shown below:



                                             1997                 1996
                                       ----------------     ------------------
Net loss as reported                   $   (6,612,212)      $     (5,152,399)
Net loss pro forma                         (7,017,212)            (5,518,599)
Loss per share as reported                      (0.27)                 (0.26)
Loss per share pro forma                        (0.28)                 (0.27)



The effect of applying SFAS 123 in this pro forma disclosure is not indicative of future results. SFAS 123 does not apply to awards prior to January 1, 1995.

The following table summarizes the information about stock options outstanding at December 31, 1997:



                       Options Outstanding                                   Options Exercisable
-------------------------------------------------------------------   ----------------------------------
                                         Weighted        Weighted                          Weighted
                                         Average         Average                           Average
    Range of            Number          Remaining        Exercise         Number           Exercise
 Exercise Prices    Outstanding at     Contractual        Price       Exercisable at        Price
    Per Share        Dec. 31, 1997    Life (months)     Per Share     Dec. 31, 1997       Per Share
    ---------        -------------    -------------     ---------     -------------       ---------
$0.41 -   $0.60        1,852,000          113.3           $0.41          1,852,000           $0.41
$1.00 -   $1.38        1,242,000           17.3            1.08          1,240,500            1.08
$2.19 -   $2.63           53,500           16.2            2.49             53,500            2.49
$5.25 -   $6.88            6,000            9.0            6.07              6,000            6.07
                     ------------                                      ------------
                       3,153,500                                         3,152,000
                     ============                                      ============



9. INCOME TAXES

The Company has a net operating loss carryforward of approximately $21 million which is available to offset future taxable income, if any, expiring through the year 2012. The Company is in a net deferred tax asset position and has generated net operating losses to date. Accordingly, no provision for or benefit from income taxes has been recorded in the accompanying statements of operations. The Company will continue to provide a valuation allowance for its deferred tax assets until it becomes more likely than not, in management's assessment, that the Company's deferred tax assets will be realized.

10. LONG-TERM DEBT AND OBLIGATIONS UNDER CAPITAL LEASES

The Company has a note payable to a bank which bears interest at 6.940% per annum and is payable in equal annual installments over 60 months. The note is secured by a time deposit in the amount of $120,500. The Company has acquired vehicles under notes requiring 48 to 60 payments of $1,842 per month including interest at 6% to 10% per annum.

The following represents the maturity schedule as of December 31, 1997:

    1998           $ 33,779
    1999             22,536
    2000             24,151
    2001             12,714
                    --------
                     93,180

    Less current
    portion          33,779
                    --------
                   $ 59,401
                    ========


11. OPERATING LEASES

The Company leases its offices and laboratory spaces, under operating leases with initial terms of three to seven years. Future minimum lease payments by year and in the aggregate, under noncancelable operating leases with initial or remaining lease terms in excess of one year, consisted of the following at December 31, 1997:


     Year Ended
     December 31,
     1998             $ 162,475
     1999               170,059
     2000               169,788
     2001               165,254
     2002               108,282
     Thereafter               -
                       ---------
                      $ 775,858
                       =========



Rent expense for the years ended December 31, 1997 and 1996 was $330,920 and $301,106, respectively.

12. SEGMENT INFORMATION


                                December 31,
                        ---------------------------
                          1997             1996
                        ----------       ----------
Product sales:

   United States      $   584,467     $    393,635
   Asia                   453,308           79,218
   United Kingdom         384,521          242,927
                        ----------       ----------
      Total           $ 1,422,296     $    715,780
                        ==========       ==========


Operating loss:

   United States     $ (5,734,653)    $ (4,478,691)
   Asia                  (225,307)        (621,958)
   United Kingdom        (259,349)        (122,487)
                        ----------       ----------
      Total          $ (6,219,309)    $ (5,223,136)
                        ==========       ==========

Identifiable
assets:

   United States     $  1,422,034     $  1,687,866
   Asia                         -          368,562
   United Kingdom         217,043          121,773
                       -----------       ----------
      Total          $  1,639,077     $  2,178,201
                       ===========       ==========





13. COMMITMENTS AND CONTINGENCIES

Luc Hardy, a former director and officer of the Company, filed a complaint in Federal court against the Company and several individual defendants, including former directors and officers of the Company, making certain allegations, including breach of Mr. Hardy's employment agreement with the Company, intentional interference with contract by the individual defendants, slander and deceptive trade practices, all arising from his termination. The complaint seeks damages and punitive damages in an unspecified amount. A jury verdict for the plaintiff, which is not a final judgment, was rendered on July 25, 1997 in the approximate amount of $740,000. In October 1997, a hearing was held on the Company's motions to set aside the jury verdict and for a new trial. The Company is currently awaiting a decision. There can be no assurance such motions will be granted or that the final judgment in this case will not have a material adverse effect on the Company.

In January 1997, Lealos v. Saliva Diagnostic Systems, Inc. was filed in Superior Court in Clark County in the State of Washington by Ronald Lealos, former President and CEO of the Company. The complaint in the lawsuit alleged various breach of contract claims. This lawsuit was dismissed without prejudice as a prerequisite to a settlement agreement between Mr. Lealos and the Company. The parties did not reach a settlement and, in February 1998, Mr. Lealos filed a complaint against the Company in the same court which alleged substantially the same claims. The complaint seeks damages in the approximate amount of $1,000,000. Management of the

Company intends to vigorously defend the Company. In March 1998, the Company filed a response to the complaint and asserted numerous counterclaims against Mr. Lealos, including breach of fiduciary duty and conversion. There can be no assurance that the litigation will not be decided adverse to the Company and that such an adverse decision would not have a material adverse effect on the Company.

Immuno chromatography, the principle on which the Company's rapid tests are based is a technology covered by existing patents. The Company has purchased a license from the principal patent holder, Unilever PLC of the U.K., to whom royalty payments are due for all rapid tests sold. To obtain the license, the Company paid approximately $50,000 and will be responsible for royalty fees equal to 5% of the net sales in all territories where the Unilever patent is enforceable. Products covered by the license include those related to HIV, H.pylori, Tuberculosis and Hepatitis A. Additional analyses may be negotiated as they become available.

14. RELATED PARTIES

A member of the Board of Directors is a partner in a law firm which provides legal services to the Company. During 1997 and 1996, the Company incurred 437,863 and 36,572, respectively, in services provided by this law firm.

15. SUBSEQUENT EVENTS

JANUARY 1998 FINANCING
On January 26, 1998, the Company entered into a Securities Purchase Agreement with Biscount Overseas Limited (the "Investor") for the issuance and sale of shares of the Company's newly designated Series 1998-A Convertible Preferred Stock, stated value $1,000 per share (the "1998-A Preferred Stock") (the "Preferred Offering"). Pursuant to the Securities Purchase Agreement, the Company sold a total of 1,500 shares of the 1998-A Preferred Stock to the Investor for an aggregate purchase price of $1,500,000. The Investor is entitled to receive a number of shares of the Company's Common Stock, upon conversion of the 1998-A Preferred Stock as determined by dividing the purchase price of the 1998-A Preferred Stock by the lesser of (i) $0.3375 (as adjusted for certain capital events, which would include a reverse stock split), and (ii) 80% of the average closing bid price of the Common Stock for the five trading days prior to conversion. The closing of the Preferred Offering took place on January 26, 1998.

The Securities Purchase Agreement provides for an "Additional Offering" of up to $1,500,000 of an additional series of the Company's preferred stock (the "1998-B Preferred Stock") which the Investor may purchase at its option upon substantially the same terms as the Offering. This option, which must be exercised by the Investor on or prior to September 26, 1998, is subject to certain limitations as specified in the Securities Purchase Agreement.

The 1998-A Preferred Stock is convertible into shares of Common Stock on or prior to January 26, 2000, subject to the following restrictions. The Investor may convert up to (i) 25% the 1998-A Preferred Stock at any time from and after April 26, 1998; (ii) 50% of the 1998-A Preferred

Stock at any time from and after May 26, 1998; (iii) 75% of the 1998-A Preferred Stock at any time from and after June 25, 1998; and (iv) all of the 1998-A Preferred Stock at any time from and after July 25, 1998.

In connection with the Preferred Offering, the Company also entered into a separate registration rights agreement with the Investor under which the Company is required to file a registration statement covering resales of shares of the Common Stock issuable upon conversion of the 1998-A Preferred Stock sold in the Preferred Offering. Such registration statement is required to be filed on or before February 26, 1998 and be declared effective by the Securities and Exchange Commission by April 26, 1998. A registration statement on Form S-3 was filed on February 26, 1998. Because the Company is no longer eligible to file on Form S-3 due to the delisting of the Company's securities from Nasdaq, the Company intends to file a registration statement on Form SB-2 covering resales of these shares.

In connection with the Preferred Offerings, the Company paid a cash fee of 7.5% of the gross proceeds of the Offering to Aryeh Trading, Inc. ("ATI"), and attorney's fees in connection with the Preferred Offering equal to 0.5% of the gross proceeds of the Offering to counsel to ATI. The Company also issued to the Investor warrants to purchase up to 750,000 shares of Common Stock at an exercise price of $0.3375 per share, which expire on January 26, 2003 (the "Warrants"). The holder of the Warrants has certain registration rights with respect to the shares of Common Stock that may be issued upon exercise of the Warrants. In addition, the Company has agreed to issue to the Investor additional warrants to purchase up to 250,000 shares of Common Stock on the same terms as the Warrants if and when the 1998-B Preferred Stock is issued.

PROPOSED REVERSE STOCK SPLIT
The Company held a special meeting of shareholders on February 26, 1998 for consideration of an amendment to the Company's Certificate of Incorporation authorizing a reverse stock split of the Company's Common Stock at a ratio of up to 10:1. The Board sought such authorization to enable the Company to increase its per share Common Stock price for Nasdaq compliance purposes. See "Market for Common Equity and Related Stockholder Matters." The shareholders approved the amendment by an overwhelming majority. In light of pending developments with Nasdaq, however, the Board of Directors deferred its decision as to whether to implement the reverse stock split.

NASDAQ DELISTING
Effective with the close of the market on March 10, 1998, the Company's securities were delisted from The Nasdaq SmallCap Market for failure to meet the new Nasdaq continued listing requirements. Trading of the Company's securities is currently being conducted in the over-the-counter market on the OTC Bulletin Board. See "Market for Common Equity and Related Stockholder Matters."

                         SALIVA DIAGNOSTIC SYSTEMS, INC.
                           CONSOLIDATED BALANCE SHEETS
                                (UNAUDITED)

                                                                 March 31,              December 31,
                                                                   1998                     1997
                                                               --------------          ---------------
ASSETS
Current assets:
 Cash                                                     $        575,211         $        271,312
 Accounts receivable, less allowance of
  $42,000 1998 and 1997                                            192,690                  154,052
 Inventories                                                       458,520                  458,177
 Prepaid expenses                                                   48,609                   51,876
                                                                -------------           --------------
  Total current assets                                           1,275,030                  935,417
 Property and equipment, less accumulated
  depreciation of $977,661 (1998) and
  $995,853 (1997)                                                  370,791                  434,457
 Deposits                                                           31,125                   40,162
 Restricted cash                                                   120,500                  120,500
 Patents and trademarks, less accumulated
  amortization of $50,673 (1998) and
  $48,375 (1997)                                                   106,243                  108,541
                                                                -------------           --------------
                                                          $      1,903,689         $      1,639,077
                                                                =============           ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                         $        450,859         $        670,400
 Accrued expenses                                                1,423,429                1,473,944
 Accrued interest payable                                           68,240                   68,240
 Current portion of long-term debt and
  obligations under capital leases                                  20,557                   33,779
                                                                -------------           --------------
   Total current liabilities                                     1,963,085                2,246,363
Long-term debt and obligations under capital
 leases, net of current portion                                     54,735                   59,401
                                                                -------------           --------------
    Total liabilities                                            2,017,820                2,305,764

   Series 1998-A Convertible Redeemable Preferred
   Stock, $.01 par value, 1,500 shares issued and
   outstanding                                                   1,157,203                        -

Stockholders' equity:
  Common stock , $.01 par value, 50,000,000
   shares authorized; shares issued and
   outstanding: 30,543,475 (1998)
   and 29,344,624 (1997)                                           305,435                  293,447
  Preferred Stock, $.01 par value, 1,000,000
   authorized (1,500 Series 1998-A Convertible
   issued and outstanding, see above)
  Additional paid-in capital                                    28,183,935               27,650,149
  Note receivable from shareholder for stock                       (83,825)                 (83,825)
  Accumulated deficit                                          (29,676,879)             (28,526,458)
                                                               -------------            -------------
   Total stockholders' equity                                   (1,271,334)                (666,687)
                                                               -------------            -------------
                                                          $      1,903,689         $      1,639,077
                                                               =============            =============

      The accompanying notes are an integral part of these balance sheets.

                       SALIVA DIAGNOSTIC SYSTEMS, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                  UNAUDITED


                                                               Three months ended
                                                                     March 31,
                                                      --------------------------------------
                                                            1998                 1997
                                                      ------------------    ----------------


Revenues                                          $         197,578     $       227,034

Costs and expenses:
 Cost of products sold                                      252,700             259,641
 Research and development expense                           172,379             194,712
 Selling, general and administrative
  expense                                                   646,377             953,913
                                                     ---------------       -------------
   Loss from operations                                    (873,878)         (1,181,232)



Interest income                                               6,575               5,679
Interest expense                                             (1,405)             (8,578)
Other income                                                 43,740               9,230
                                                     ---------------       -------------
   Net loss                                                (824,968)         (1,174,901)

Dividends including deemed dividends on
 preferred stock                                           (325,453)                  -
                                                     ---------------       -------------
   Net loss to common stockholders               $       (1,150,421)    $    (1,174,901)
                                                     ===============       =============
Basic and diluted net loss per share             $            (0.04)    $         (0.05)
                                                     ===============       =============
Shares used in basic and diluted
per share calculations                                  30,423,590          22,040,784
                                                      ===============       =============




















   The accompanying notes are an integral part of these financial statements.

                       SALIVA DIAGNOSTIC SYSTEMS, INC.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  UNAUDITED

                                                                          Three months ended
                                                                               March 31,
                                                                ----------------------------------------
                                                                      1998                   1997
                                                                -----------------      -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                                      $      (824,968)       $    (1,174,901)
 Adjustments to reconcile net loss to net cash
  used in operating activities:
   Cumulative foreign translation adjustment                            (2,476)               (10,466)
   Depreciation and amortization                                        68,490                 69,053
   Gain on sale of property and equipment                              (43,479)                     -
 Changes in current assets and liabilities:
  Accounts receivable                                                  (38,638)               136,643
  Inventories                                                             (343)                (7,304)
  Prepaid expenses and deposits                                         12,304                (12,377)
  Accounts payable and accrued expenses                               (270,056)               263,569
                                                                   -------------          -------------
   Net cash used in operating activities                            (1,099,166)              (735,783)

CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from sale of property and equipment                           33,482                      -
 Acquisitions of property and equipment                                 (3,536)               (18,984)
                                                                   -------------          -------------
  Net cash provided by (used in) investing activities                   29,946                (18,984)

CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from sale of preferred stock, net of issuance costs        1,380,000                      -
 Proceeds from convertible debentures, net of issuance costs                 -              1,380,000
 Repayment of long term debt and capital lease obligations              (6,881)                (8,376)
                                                                   -------------          -------------
  Net cash provided by financing activities                          1,373,119              1,371,624
                                                                   -------------          -------------

  Net increase (decrease) in cash and cash equivalents                 303,899                616,857
   Cash and cash equivalents, beginning of period                      271,312                776,380
                                                                   -------------          -------------
   Cash and cash equivalents, end of period                    $       575,211        $     1,393,237
                                                                   =============          =============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

  Cash paid during the period for interest                     $         1,405        $         8,578

  Debt extinguished on disposition of property
   and equipment                                               $        11,007        $             -

   The accompanying notes are an integral part of these financial statements.

                       SALIVA DIAGNOSTIC SYSTEMS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements as of and for the three month periods ended March 31, 1998 and 1997 have been prepared in conformity with generally accepted accounting principles. The financial information as of December 31, 1997 is derived from Saliva Diagnostic Systems, Inc. (the "Company") consolidated financial statements included in the Company's Annual Report on Form 10-KSB/A for the year ended December 31, 1997. Certain information or footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the accompanying consolidated financial statements include all adjustments necessary (which are of a normal and recurring nature) for the fair presentation of the results of the interim periods presented. The accompanying consolidated financial statements should be read in conjunction with the Company's audited financial statements for the year ended December 31, 1997, as included in the Company's Annual Report on Form 10-KSB/A for the year ended December 31, 1997.

Operating results for the three month period ended March 31, 1998 are not necessarily indicative of the results that may be expected for the entire fiscal year ending December 31, 1998, or any other portion thereof.

2. INVENTORIES

Inventories are stated at the lower of cost or market determined on a first-in, first-out (FIFO) basis, and consist of the following:



                                                        March 31,          December 31,
                                                          1998                 1997
                                                      --------------      ---------------
                   Raw materials                      $     278,608       $      280,438
                   Work in process                           10,023               11,569
                   Finished goods                           169,889              166,170
                                                      --------------      ---------------
                                                      $     458,520       $      458,177
                                                      ==============      ===============

3. LOSS PER SHARE

In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS
128). SFAS 128 changes the standards for computing and presenting earnings per share (EPS) and supersedes Accounting Principles Board Opinion No. 15, "Earnings per Share." This Statement requires restatement of all prior-period EPS data presented. The Company implemented SFAS 128 for its year ended December 31, 1997.

Basic earnings per common share is computed using the weighted average number of shares of common stock outstanding for the period. Diluted earnings per common share is computed using the weighted average number of shares of common stock and dilutive common equivalent shares related to stock options and warrants outstanding during the period.

As it relates to the Company, the principal differences between the provisions of SFAS 128 and previous authoritative pronouncements are the exclusion of common stock equivalents in the determination of Basic Earnings Per Share and the market price at which common stock equivalents are calculated in the determination of Diluted Earnings Per Share. The adoption of SFAS 128 had no effect on previously reported loss per share amounts for the quarter ended March 31, 1997. A net loss was reported in the first quarter of 1997, and accordingly, the denominator was equal to the weighted average outstanding shares with no consideration for outstanding options and warrants to purchase shares of the Company's common stock, because to do so would have been anti-dilutive. Stock options for the purchase of 2,195,500 shares, warrants for the purchase of 1,567,216 shares and 11,842,038 shares which represent the number of common shares that preferred stock would convert into at March 31, 1998 were not included in loss per share calculations, because to do so would have been anti-dilutive.

4. ACCRUED EXPENSES


                                                       March 31,           December 31,
                                                          1998                  1997
                                                      -------------         -------------
Accrued wages and salaries                        $        471,948        $      493,352
Accrued payroll taxes                                       65,959                92,144
Accrued restructuring expenses                             135,522               135,522
Litigation contingencies                                   750,000               750,000
Other accrued liabilities                                        -                 2,926
                                                      -------------          ------------
                                                  $      1,423,429        $    1,473,944
                                                      =============          ============

5. SERIES 1998-A CONVERTIBLE REDEEMABLE PREFERRED STOCK

On January 26, 1998, the Company entered into a Securities Purchase Agreement with an investor for the issuance and sale of shares of the Company's newly designated Series 1998-A Convertible Preferred Stock, stated value $1,000 per share (the "1998-A Preferred Stock") (the "Preferred Offering"). Pursuant to the Securities Purchase Agreement, the Company sold a total of 1,500 shares of the 1998-A Preferred Stock to an investor for an aggregate purchase price of $1,500,000. See Management's Discussion and Analysis-Liquidity and Capital Resources for additional disclosure regarding the 1998-A Preferred Stock.

The 1998-A Preferred Stock is convertible into Common Stock of the Company at a beneficial conversion ratio, and as a result, a discount of $300,000 was recorded at the date of issuance of the 1998-A Preferred Stock. The discount will be accreted to deemed preferred dividends over the conversion period, which ends July 25, 1998. Additionally, the Company incurred offering costs related to the 1998-A Preferred Stock totaling approximately $120,000. These offering costs are reflected as a discount to the 1998-A Preferred Stock and will be accreted as deemed preferred dividends over the conversion period, which ends July 25, 1998. At March 31, 1998, $197,708 had been recorded as deemed dividends, relating to the beneficial conversion ratio and offering costs.

In connection with the issuance of the 1998-A Preferred Stock, the Company issued warrants to purchase up to 750,000 shares of Common Stock at an exercise price of $0.3375 per share, which expire on January 26, 2003. The fair value of these warrants of $248,250 has been reflected as a discount to the 1998-A Preferred Stock and will be accreted as deemed preferred dividends over the conversion period, which ends July 25, 1998. At March 31, 1998, $127,745 had been recorded as deemed dividends related to the fair value of the warrants.

6. IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130). This statement establishes standards for reporting and displaying comprehensive income and its components in a full set of general purpose financial statements. The objective of SFAS 130 is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners. The Company adopted SFAS 130 during the first quarter of 1998. Comprehensive loss did not differ from currently reported net loss in the periods presented.

7. CONTINGENCIES

Luc Hardy, a former director and officer of the Company, filed a complaint in Federal court against the Company and several individual defendants, including former directors and officers of the Company, making certain allegations, including breach of Mr. Hardy's employment agreement with the Company, intentional interference with contract by the individual defendants, slander and deceptive trade practices, all arising from his termination. The complaint seeks damages and punitive damages in an unspecified amount. A jury verdict for the plaintiff, which is not a final judgment, was rendered on July 25, 1997 in the approximate amount of $740,000. In October 1997, a hearing was held on the Company's motions to set aside the jury verdict and for a new trial. The Company is currently awaiting a decision. There can be no assurance such motions will be granted. A final judgment in this case consistent with the jury verdict will have a material adverse effect on the Company.

In January 1997, Lealos v. Saliva Diagnostic Systems, Inc. was filed in Superior Court in Clark County in the State of Washington by Ronald Lealos, former President and CEO of the Company. The complaint in the lawsuit alleged various breach of contract claims. This lawsuit was dismissed without prejudice as a prerequisite to a settlement agreement between Mr. Lealos and the Company. The parties did not reach a settlement and, in February 1998, Mr. Lealos filed a complaint against the Company in the same court which alleged substantially the same claims. The complaint seeks damages in the approximate amount of $1,000,000. Management of the Company intends to vigorously defend the Company. In March 1998, the Company filed a response to the complaint and asserted numerous counterclaims against Mr. Lealos, including breach of fiduciary duty and conversion and the Company is seeking damages in excess of $1,500,000. There can be no assurance that the litigation will not be decided adverse to the Company and that such an adverse decision would not have a material adverse effect on the Company.

      No dealer, sales representative or other individual has been authorized to give any information or make any representation not contained in this Prospectus in connection with this offering other than those contained in this Prospectus and if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy the Common Stock by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to its date.

                                TABLE OF CONTENTS

                                                                                             Page
Available Information..........................................................................2
Information Incorporated by Reference..........................................................2
Prospectus Summary.............................................................................3
Risk Factors...................................................................................5
The Company...................................................................................13
Management's Discussion and Analysis..........................................................26
Market for Registrant's Common Equity and Related Stockholder Matters.........................34
Management....................................................................................35
Executive Compensation and Other Matters......................................................36
Security Ownership of Certain Beneficial Owners and Management................................40
Selling Shareholders..........................................................................42
Description of Securities.....................................................................44
Plan of Distribution..........................................................................46
Legal Matters.................................................................................47
Experts.......................................................................................47
Changes in Accountants........................................................................47
Indemnification of Directors and Officers.....................................................48
Additional Information........................................................................49
Index to Financial Statements................................................................F-1

      Until July __, 1998 (40 days after the date of the Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                         SALIVA DIAGNOSTIC SYSTEMS, INC.

                        6,896,623 SHARES OF COMMON STOCK

                                   PROSPECTUS

                                  MAY __, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

      The Delaware Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of shareholders or otherwise.

      Article Ten of the Company's Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 145 of the Delaware Corporation Law.

      The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The expenses in connection with the issuance and distribution of the securities being registered hereby will be borne by the Company and are estimated to be as follows:

Registration Fee..................................$1,395.55
Legal Fees........................................20,000.00*
Accounting Fees....................................2,500.00*
     Total........................................23,895.55*

---------------------
* Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

      Except for the sales pursuant to Regulation S, which were made in compliance with Regulation S, the sales of the following securities were made in reliance upon the exemption from the registration provisions of the Securities Act afforded by Section 4(2) thereof and/or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The purchasers of these securities described below acquired them for their own account and not with a view to any distribution thereof to the public. The certificates evidencing the securities bear legends stating that the shares may not be offered, sold or transferred other than pursuant to an effective Registration Statement under the Securities Act, or an exemption from such registration requirements. The Company placed stop transfer instructions with its transfer agent with respect to all such securities.

      From October 1995 through November 1995, the Company issued 8% convertible debentures in an aggregate principal amount of $3,685,000 to the following persons pursuant to Regulation S under the Securities Act of 1933, as amended. These convertible debentures were ultimately converted into 7,901,380 shares of Common Stock.


                                                      Principal Amount
Name                                             of 9% Convertible Debenture
----                                             ---------------------------
RBB Bank AG                                          $850,000
Chumuel Lubkowski                                     200,000
Yacov Barber                                          250,000
Panshore Services, SA                                 500,000
Tula Businesses                                       500,000
International Entertainment Ventures, Ltd.             60,000
Shulamit Pritzker                                     600,000
EBC Zurich AG                                          50,000
Rafael Lapidus                                        175,000
R. Gukovitzky                                         200,000
Meritxell Ltd.                                        100,000
Yechiel Herzl                                         200,000


      In November 1995, the Company received gross proceeds of $300,000 from a private offering of its securities. The offering consisted of Units; each Unit cost $100,000 and contained 100,000 shares of Common Stock and warrants to purchase an additional 150,000 shares at an exercise price of 50% of the closing bid price of the shares of Common Stock as reported by Nasdaq on the date the holder elects to exercise his warrant. The persons to whom the Company sold the Units are as set forth below:


Name                                                Number of Units
----                                                ---------------
Eugene Seymour                                             1
Joel Scheinbaum                                            1
Ronald Lealos                                              0.3
Brian Bramell                                              0.45
Gary Nathanson                                             0.125
George Stanton                                             0.125

      In April 1996, the Company issued to Whale Securities Co., L.P. ("Whale") warrants to purchase 1,000,000 shares of Common Stock for $1.00 per share, in settlement of a dispute between Whale and the Company. All of such warrants have been exercised.

      In May 1996, the Company issued 6,250 shares of Common Stock to each of Jack Wolff and Peter Lange, in full settlement of various claims Messrs. Wolff and Lange had against the Company.

      In March 1997, the Company sold $1,500,000 in principal amount of its 7.5% Convertible Debentures due February 28, 1999 (the "Debentures") to The Tail Wind Fund Ltd. Net cash proceeds to the Company were approximately $1,380,000. As of June 30, 1997, all of the Debentures were converted to a total of 1,764,428 shares of Common Stock. In October and November 1997, the Company issued to the holders of the Debentures an additional 363,642 shares of Common Stock upon exercise of their rights to reset shares under the subscription agreement for the Debentures. In January 1998, the Company issued to such holders an additional 1,198,851 reset shares of Common Stock.

      In March 1997, the Company issued to Grayson & Associates, Inc. a five-year warrant to purchase 89,552 shares of Common Stock for an exercise price of $1.34 per share in consideration of certain financial consulting services performed on behalf of the Company.

      In June and August 1997, the Company sold to certain investors a total of 4,082,905 shares of its Common Stock for an aggregate purchase price of $2,260,000. Net cash proceeds to the Company were $2,063,000. The persons to whom the shares were sold are as set forth below.


                                            Number of Shares
Name                                        of Common Stock
----                                        ---------------
Mark Alt                                       100,000
Sterling E. Baker                              100,000
Linda Bidell                                   200,000
Collin Bingham Trust                            50,000

Tanner Payne Boyer Trust                        50,000
E. Paul Brodsky, CPA, IRA                       25,000
Mary L. Brodsky, IRA                            25,000
Carol Bruckner                                  75,000
Center for Aids Research and
 Training, Inc.                                100,000
The Covette Community                          100,000
Property Trust
David Fitzpatrick                               50,000
David Freund                                 1,250,000
Gerald Grayson                                 200,000
Dean Greenberg                                  50,000
Harvey Katzman                                 100,000
Hollywood Pins Co. Pension Plan                200,000
Alan Lerner                                     20,000
Michael Lipkin                                 100,000
Sandy Linka                                     30,000
Kenneth J. McLachlan                           200,000
Gary Nathanson                                 100,000
Lisa Neuhof                                     25,000
Jack P. Slovak                                  50,000
Robert A. Slovak                                50,000
Stanton Law Corporation                         50,000
 Profit Sharing Plan
George L. Stanton                              100,000
The Tail Wind Fund Ltd.                        412,905
Linda Trester                                   20,000
WCGMG, Inc., DBPP                              100,000
Jacob Zamstein, MD                              50,000

      In August 1997, the Company issued to The Tail Wind Fund Ltd. a five-year warrant to purchase 100,000 shares of it Common Stock for an exercise price of $1.00 per share in consideration of certain finder's services performed on behalf of the Company.

      In August 1997, the Company issued to Grayson & Associates two five-year warrants to purchase 161,600 and 33,032 shares of Common Stock for an exercise price of $0.50 and $0.72656 per share, respectively, in consideration of certain financial consulting services performed on behalf of the Company.

      In December 1997, the Company issued to David Freund 1,035,714 shares of Common Stock upon exercise of his right to additional reset shares under the subscription agreement for his August 1997 private placement investment.

      In January 1998, the Company sold to Biscount Overseas Limited 1,500 shares of its Series 1998-A Convertible Preferred Stock, stated value $1,000 per share, for an aggregate purchase price of $1,500,000. Net cash proceeds to the Company were $1,380,000.

      In April 1998, the Company issued to The Tail Wind Fund Ltd. 1,496,630 shares of Common Stock upon exercise of its right to additional reset shares under the subscription agreement for its June 1997 purchase of Common Stock.

ITEM 27.  EXHIBITS.

Exhibit     Description
-------     -----------
  3.1      Certificate of Incorporation, as amended, incorporated by
           reference to Exhibits 2.1 through 2.6 of the Company's
           Registration Statement No. 33-46648 filed on Form S-1 (the "Form
           S-1"); and to Exhibit 2.7 of the Company's Annual Report on Form
           10-KSB for its fiscal year ended December 31, 1995
  3.2      Certificate of Amendment, dated February 25, 1997, incorporated by reference to Exhibit 2.2 of the Company's Annual Report on
           Form 10-KSB for its fiscal year ended December 31, 1996
  3.3      Certificate of Amendment, dated November 21, 1997, incorporated by reference to Exhibit 3.3 of the Company's Annual Report on
           Form 10-KSB for its fiscal year ended December 31, 1997 (the
           "1997 10-KSB")
  3.4      Company's By-laws, as amended, incorporated by reference to
           Exhibit 3.4 of the 1997 10-KSB
  4.1      Specimen of Certificate Representing Common Stock, incorporated by reference to Exhibit 4.1 to the Company's Registration
           Statement on Form S-1 (Registration No. 33-46648)
  4.2      Form of Underwriter's Warrant, incorporated by reference to
           Exhibit 4.2 of the Form S-1
  4.3      7.5% Convertible Debenture due February 28, 1999, issued by the
           Company to The Tail Wind Fund, Ltd. on March 11, 1997,
           incorporated by reference to Exhibit 4 to the Company's
           Quarterly Report on Form 10-QSB for its fiscal quarter ended
           March 31, 1997
  4.4      Common Stock Purchase Warrant for 89,552 shares, issued by the
           Company to Grayson & Associates on March 14, 1997, incorporated by reference to Exhibit 4.3 of the Company's Registration
           Statement on Form SB-2 (Registration No. 333-26795)
  4.5      Letter Agreement dated May 28, 1997 between the Company and The
           Tail Wind Fund Ltd., incorporated by reference to Exhibit 4.9 to the Company's Current Report on Form 8-K dated June 5, 1997
           (File No. 000-21284) (the "June 1997 8-K")
  4.6      Letter Agreement dated June 27, 1997 between the Company and The
           Tail Wind Fund Ltd., incorporated by reference to Exhibit 4.10 to the June 1997 8-K
  4.7      Common Stock Subscription Agreement dated as of June 30, 1997 by and between the Company and The Tail Wind Fund Ltd.,
           incorporated by reference to Exhibit 4.2 of the June 1997 8-K
  4.8      Common Stock Subscription Agreement dated as of June 30, 1997 by and between the Company and the investors set forth on Schedule
           A thereto,

                                      II-5

           incorporated by reference to Exhibit 4.3 of the June 4.8 1997 8-K
  4.9      Registration Rights Agreement dated as of June 30, 1997 between the
           Company and The Tail Wind Fund Ltd., incorporated by
           reference to Exhibit 4.4 of the June 1997 8-K
  4.10     Form of Registration Rights Agreement dated as of June 30, 1997 between the Company and the investors set forth on Schedule A to the Common Stock Subscription Agreement dated as of June 30,
           1997 by and between the Company and the investors set forth on
           Schedule A thereto, incorporated by reference to Exhibit 4.5 of the June 1997 8-K
  4.11     Form of Warrant issued to each of Grayson & Associates, Inc. and
           The Tail Wind Fund Ltd., incorporated by reference to Exhibit
           4.1 of the June 1997 8-K
  4.12     Common Stock Subscription Agreement dated as of August 22, 1997 by and between the Company and David Freund, incorporated by reference to Exhibit 10.5 of Amendment No. 1 to  the Company's
           Registration Statement on Form S-3 dated September 26, 1997
           (Registration No. 333-33429) (the "S-3/A")
  4.13     Registration Rights Agreement dated as of August 22, 1997
           between the Company and David Freund, incorporated by reference to Exhibit  10.6 of the S-3/A
  4.14     Certificate of Designations, Rights and Preferences of the
           Series 1998-A Convertible Preferred Stock, incorporated by reference to Exhibit 4.1 of the Company's Current Report on Form
           8-K, dated January 26, 1998
  4.15     Warrant dated as of January 26, 1998 issued to Biscount Overseas
           Limited, incorporated by reference to Exhibit 4.3 of the
           Company's Registration Statement on Form S-3 dated February 26,
           1998 (Registration No. 333-46961) (the "1998 S-3")
  5        Opinion of Bryan Cave LLP *
  10.1     Consulting Agreement, dated May 20, 1996, between the Company and International Business Consultants Limited, incorporated by reference to Exhibit 10.1 to the Company's Annual Report on Form
           10-KSB for its fiscal year ended December 31, 1996 (the "1996
           10-KSB")
  10.2     Consulting Agreement, dated January 27, 1994, between the
           Company and Duke Van Kalken, incorporated by reference to
           Exhibit 10.16 of the Company's Annual Report on Form 10-KSB for
           its fiscal year ended December 31, 1993 (the "1993 10-KSB")
  10.3     Employment Agreement, dated August 9, 1994, between the Company and David Barnes, incorporated by reference to Exhibit 10.3 to the 1996 10-KSB. #
  10.4     1992 Stock Option Plan, incorporated by reference to Exhibit
           10.1 of the Form S-1
  10.5     1994 Stock Option Plan, incorporated by reference to Exhibit A of the Proxy Statement for the Company's 1994 Annual Meeting
  10.6     Lease Agreement, dated June 13, 1994, between Technology Parks
           Private Limited and Saliva Diagnostic Systems (Singapore) Pte.
           Ltd., incorporated by reference to Exhibit 10.2 of the 1995
           10-KSB
  10.7     Amendment, dated February 20, 1997, to Lease Agreement, dated
           June 13,
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                                      II-6

           1994, between Technology Parks Private Limited and Saliva Diagnostic
           Systems (Singapore) Pte. Ltd., incorporated by reference to Exhibit 10.7 to the 1996 10-KSB
  10.8     Lease Agreement between the Company and East Ridge Business
           Park, incorporated by reference to Exhibit 10.14 of the Form S-1
  10.9 Lease Agreement for additional premises between the Company and East Ridge Business Park, incorporated by reference to Exhibit
           10.14 of the Form S-1
  10.10    Amendment, dated June 14, 1996, to Lease Agreement between the
           Company and East Ridge Business Park, incorporated by reference to Exhibit 10.10 to the 1996 10-KSB
  10.11    License Agreement, dated march 22, 1994, between the Company and
           Orgenics, Ltd., incorporated by reference to Exhibit 10.7 of the 1993 10-KSB
  10.12    License Agreement between Saliva Diagnostic Systems, Inc. and
           Saliva Diagnostic Systems (Singapore) Pte. Ltd., incorporated by reference to Exhibit 10.10 to the Company's Annual Report on Form 10-KSB for its fiscal year ended December 31, 1994 (the
           "1994 10-KSB")
  10.13 Securities Purchase Agreement dated as of January 26, 1998 between the Company and Biscount Overseas Limited, incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K, dated January 26, 1998 (the "January 8-K")
  10.14 Registration Rights Agreement dated as of January 26, 1998 between the Company and Biscount Overseas Limited, incorporated by reference to Exhibit 10.2 of the Company's January 8-K
  10.15 Placement Agent Agreement dated as of January 26, 1998 between the Company and Aryeh Trading, Inc. incorporated by reference to
           Exhibit 10.3 of the January 8-K
  10.16    Consulting Agreement, dated December 5, 1997, between the
           Company and International Business Consultants Limited, incorporated by reference to Exhibit 10.16 of the 1997 10-KSB
  10.17    Sub-License Agreement by and among Saliva Diagnostic Systems,
           Pte. Ltd., Saliva Diagnostic Systems, Inc. Fremont Novo
           Sciences, L.L.C. and the Company dated February 21, 1995, incorporated by reference to Exhibit 10.17 of the 1997 10-KSB
  10.18 Amendment to Sub-License Agreement, dated March 8, 1995, incorporated by reference to Exhibit 10.18 of the 1997 10-KSB
  10.19    Agreement between Unilever PLC and the Company dated December
           15, 1997, incorporated by reference to Exhibit 10.19 of the 1997
           10-KSB
  21       List of Significant Subsidiaries, incorporated by reference to
           Exhibit 21.1 of the Form S-1
  23.1     Consent of Hollander, Gilbert & Co.*
  23.2     Consent of Arthur Andersen LLP*
  23.3     Consent of Bryan Cave LLP (included in Exhibit 5)
  24 Powers of Attorney (included at signature page to this registration statement)

* To be filed by amendment

ITEM 28. UNDERTAKINGS

      (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (b) The Company hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

      (i) include any prospectus required by Section 10 (a)(3) of the Securities Act;

      (ii) reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

      (iii) include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of a Registration Statement in reliance upon Rule 430A and contained in the form of Prospectus filed by Registrant pursuant to Rule 424

(b)(1) or (4) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

      (5) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, State of Washington, on May 26, 1998.

                                    SALIVA DIAGNOSTIC SYSTEMS, INC.


                                    By: /s/ Kenneth J. McLachlan
                                       -------------------------
                                    Kenneth J. McLachlan
                                    President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form SB-2 has been signed below by the following persons in the capacities and on the dates indicated. Each of such persons appoints Kenneth J. McLachlan and Eric F. Stoer or each of them with full power to act without the other, his true and lawful attorneys-in-fact and agents of him and on his behalf and in his name, place and stead, and in any and all capacities, with full and several power of substitution, to sign and file with the proper authorities any and all documents in connection with this Registration Statement on Form SB-2, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.


            SIGNATURE                                         TITLE                                     DATE


                                             Director, President, Chief Executive                   May 26, 1998
/s/ Kenneth J. McLanchlan                    Officer, Chief Financial Officer and
---------------------------                  Chief Accounting Officer
Kenneth J. McLachlan



/s/ Eric F. Stoer                            Director                                               May 26, 1998
---------------------------
Eric F. Stoer


/s/ Hans Vauthier                            Director                                               May 26, 1998
---------------------------
Hans Vauthier




                                             Chief Operating Officer and
/s/ Paul D. Slowey                           Vice President of Marketing                            May 26, 1998
---------------------------
Paul D. Slowey



